EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF MARCH 1, 2013

BY AND AMONG

SCG FINANCIAL ACQUISITION CORP.,

SCG FINANCIAL MERGER III CORP.,

SYMON HOLDINGS CORPORATION

AND

THE SECURITYHOLDERS’ REPRESENTATIVE

i

5.22	RESTRICTIONS ON BUSINESS ACTIVITIES	26
5.23	ILLEGAL PAYMENTS	26
5.24	ACCOUNTS RECEIVABLE	26
5.25	CUSTOMERS	26
5.26	INFORMATION SUPPLIED	26
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB		26
6.1	ORGANIZATION AND POWER	26
6.2	AUTHORIZATION	27
6.3	NO VIOLATIONS OR CONFLICTS	27
6.4	GOVERNMENTAL AUTHORITIES AND CONSENTS	27
6.5	LITIGATION	27
6.6	INVESTMENT INTENT: RESTRICTED SECURITIES	27
6.7	BROKERAGE	28
6.8	FINANCING..	28
6.9	DUE DILIGENCE REVIEW..	28
6.10	OWNERSHIP OF MERGER SUB; NO PRIOR ACTIVITIES..	28
ARTICLE VII TERMINATION		28
7.1	TERMINATION	28
7.2	EFFECT OF TERMINATION	29
7.3	WAIVER OF RIGHT TO TERMINATE	29
ARTICLE VIII ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING		29
8.1	INDEMNIFICATION	29
8.2	MUTUAL ASSISTANCE	31
8.3	EXPENSES	31
8.4	TRANSFER TAXES; RECORDING CHARGES	32
8.5	SECURITYHOLDERS’ REPRESENTATIVE	32
8.6	TAX MATTERS	33
8.7	WARN ACT NOTICE	33
8.8	DIRECTORS AND OFFICERS INSURANCE..	33
8.9	CERTAIN CONSENTS	33
8.10	TRUST FUND WAIVER	34
ARTICLE IX MISCELLANEOUS		34
9.1	AMENDMENT AND WAIVER	34
9.2	NOTICES	34
9.3	ASSIGNMENT	35
9.4	SEVERABILITY	36
9.5	NO STRICT CONSTRUCTION	36
9.6	CAPTIONS	36
9.7	NO THIRD-PARTY BENEFICIARIES	36
9.8	COMPLETE AGREEMENT	36
9.9	COUNTERPARTS	36
9.10	GOVERNING LAW AND JURISDICTION	36
9.11	SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF	36
9.12	ATTORNEY-CLIENT PRIVILEGE AND CONFLICT WAIVER	37
9.13	WAIVER OF JURY TRIAL	37
9.14	EXHIBITS AND SCHEDULES	37

ii

LIST OF EXHIBITS AND SCHEDULES

Exhibit	Reference
Exhibit A - Distribution Allocation Schedule	Section 1.1
Exhibit B - Letter of Transmittal	Section 1.1
Exhibit C - Certificate of Merger	Section 2.2
Exhibit D-1 - Form of Buyer/Merger Sub Officer Certificate	Section 3.1(c)
Exhibit D-2 - Form of Company Officer Certificate	Section 3.2(c)
Schedule	Reference
Governmental Licenses Schedule	Sections 1.1; 5.11
Permitted Liens Schedule	Section 1.1
Key Employees Schedule	Section 3.2(m); 4.1(b)
Negative Covenants Schedule	Section 4.2
Company Disclosure Schedule	Article V
Organization and Power; Investments	Section 5.1
Capitalization; Subsidiaries	Section 5.3
Absence of Conflicts	Section 5.4
Financial Statements	Section 5.5
Absence of Certain Developments	Section 5.6
Real Property	Section 5.7
Contracts and Commitments	Section 5.9
Proprietary Rights	Section 5.10
Governmental Licenses and Permits	Section 5.11
Litigation; Proceedings	Section 5.12
Compliance with Laws	Section 5.13
Employees	Section 5.14
Employee Benefit Plans	Section 5.15
Insurance	Section 5.16
Tax Matters	Section 5.17
Brokerage	Section 5.18
Affiliate Transactions	Section 5.19
Accounts Receivable	Section 5.24
Customers	Section 5.25
Buyer Disclosure Schedule	Article VI
Brokerage	Section 6.7
Securityholders Holdings Schedule	Section 8.1(a)

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 1, 2013, by and among SCG Financial Acquisition Corp., a Delaware corporation (“Buyer”), SCG Financial Merger III Corp., a Delaware corporation and an indirect, wholly-owned Subsidiary of Buyer (“Merger Sub”), Symon Holdings Corporation, a Delaware corporation (the “Company”), and Golden Gate Capital Investment Fund II, L.P., a Delaware limited partnership (the “Securityholders’ Representative”).  Capitalized terms used in this Agreement without definition shall have the respective meanings given to such terms in Article 1 hereof.

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved and adopted this Agreement, and (ii) resolved to recommend approval and adoption of this Agreement by all of the holders of Company Capital Stock (as defined below);

WHEREAS, the board of directors of Merger Sub have (i) declared the advisability of this Agreement and (ii) approved and adopted this Agreement;

WHEREAS, Buyer has adopted this Agreement in its capacity as the sole stockholder of Merger Sub;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the Delaware General Corporation Law (“DGCL”), the Company Board and the board of directors of each of Buyer and Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Surviving Corporation”), whereby each issued and outstanding share of the Class L Common Stock, par value $0.01 per share (the “Class L Shares”), the Class A Common Stock, par value $0.01 per share (the “Voting Class A Shares”), and the Class A Non-Voting Common Stock, par value $0.01 per share (the “Non-Voting Class A Shares,” and together with the Voting Class A Shares, the “Class A Shares”; the Class L Shares and the Class A Shares, together, the “Company Capital Stock”), of the Company (other than Class A Shares and Class L Shares to be canceled pursuant to Section 2.7(c) and Dissenting Shares (as defined in Section 2.10)) shall be converted into the right to receive a portion of the Merger Consideration (as defined herein) upon the terms and subject to the conditions set forth herein and based upon the applicable liquidation preferences and other rights, preferences and privileges of such class or series of the Company Capital Stock as set forth in the Company’s certificate of incorporation as currently in effect;

WHEREAS, following the execution of this Agreement on the date hereof, the Company shall obtain, in accordance with Section 228 of the DGCL, a written consent approving this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 251 of the DGCL (the “Written Consent”); and

WHEREAS, the Company, Merger Sub, and Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1

Definitions.  As used in this Agreement, the following terms have the meanings set forth below.

“Affiliate” of any particular Person means any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with such Person.

“1933 Act” means the Securities Act of 1933, as amended from time to time.

“1934 Act” means the Securities and Exchange Act of 1934, as amended from time to time.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Business” means the business of the Company as currently conducted of providing digital signage and related communications solutions.

“Business Day” means any day on which commercial banks are open for business in Plano, Texas and San Francisco, California.

“Buyer Charter” means the Amended and Restated Certificate of Incorporation of Buyer as in effect on the date hereof.

“Cash” of any Person means cash in the bank plus (i) deposits in transit, (ii) checks written and payments issued to such Person which in each case have been deposited but not yet cleared, and (iii) petty cash.  Cash shall, without duplication, be calculated net of any issued but uncleared checks and drafts by such Person as of the time of measurement, except, in the case of the Company Group, to the extent that the liabilities associated with such issued but uncleared checks and drafts are included in the calculation of Working Capital.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States; (b) certificates of deposit, time deposits, euro-dollar time deposits or overnight bank deposits; (c) repurchase obligations of any commercial bank with respect to securities issued or fully guaranteed or insured by the United States government; (d) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government; (e) securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank; (f) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition; or (g) money market or similar funds; provided, however, that in the case of clauses (d) and (e), such securities shall not be deemed to be “Cash Equivalents” unless such securities are marketable within thirty (30) days of the date of measurement, without penalty, at the value reflected therefor.

“Closing Merger Consideration” means (i) $45,000,000, minus (ii) the Repaid Indebtedness, minus (iii) the excess of the Transaction Expenses over $2,000,000, minus (iv) the amount of the Securityholders’ Rep Expense Fund.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Group” means the Company and its Subsidiaries, collectively.

“Data Laws” means laws, regulations, guidelines and rules in any jurisdiction (federal, state, municipal or foreign) applicable to data privacy, data security, or protection of personal information.

“Design Documentation” means all documentation, specifications, manuals, user guides, promotional material, technical documentation, drawings, flow-charts, diagrams, source language statements, demo disks, benchmark test results, and other written materials related to, associated with or used or produced in the development of the Software.

“Distribution Allocation” is defined in, and shall be calculated in accordance with, the “Distribution Allocation Schedule” attached hereto as Exhibit A, it being understood and agreed that (x) no later than one (1) Business Day prior to the Closing Date, the Securityholders’ Representative will deliver to Buyer a final Distribution Allocation Schedule updated, if at all, to reflect any modifications to the Distribution Allocation attached hereto as of the date of this Agreement, and upon receipt thereof by Buyer, such final Distribution Allocation Schedule will supersede and be used thereafter in place of the original Distribution Allocation Schedule for all purposes hereof, (y) the Distribution Allocation will include an unfunded, incremental amount added to the Merger Consideration representing the aggregate amount of indebtedness (if any) owed to the Company Group by any and all Securityholders, which amount will be deducted individually from the Merger Consideration allocable to each individual Securityholder on the basis of the amount of indebtedness owed by such Securityholder to the Company Group, and (z) the Distribution Allocation Schedule shall set forth, for each Securityholder, the amount of Closing Merger Consideration to be paid to the Securityholders’ Representative on the Closing Date in respect of such Securityholder.

“Dollars” or “$”, when used in this Agreement or any other agreement or document contemplated hereby, means United States dollars unless otherwise stated.

“Environmental Laws” means all applicable federal, state, local and foreign statutes, regulations, and legally binding judicial and administrative orders and determinations concerning public health and safety, and pollution or protection of the environment, protection of worker health or safety, or the handling, use, manufacturing, processing, storage, treatment, transportation, discharge, release, emission, disposal or other contact or involvement with Hazardous Materials, as the foregoing are enacted and in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, together with the Company, that is considered a “single employer” under Section 4001(b)(i) of ERISA.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States and consistent with the Company’s and its Subsidiaries’ past practices.

“GGC Securityholders” means, collectively, Golden Gate Capital Investment Fund II, L.P., Golden Gate Capital Investment Fund II (AI), L.P., Golden Gate Capital Associates II - QP, L.P., Golden Gate Capital Associates II - AI, L.P., GGC AV, L.L.C. – Series C, GGC AV, L.L.C. – Series I and GGC AV, L.L.C. – Series A.

“Governmental Authority” means any government or governmental agency, department, bureau, office, commission, authority or instrumentality, or court of competent jurisdiction, in each case whether federal, state or municipal or of a foreign state.

“Governmental Licenses” means all permits, licenses or registrations obtained from any Governmental Authority, including those listed on the “Governmental Licenses Schedule” attached hereto.

“Hazardous Materials” means any material, chemical, compound, substance, mixture or by-product that is identified, defined, designated, listed, restricted or otherwise regulated under Environmental Laws as a “hazardous constituent,” “hazardous substance,” “hazardous material,” “acutely hazardous material,” “extremely hazardous material,” “hazardous waste,” “hazardous waste constituent,” “acutely hazardous waste,” “extremely hazardous waste,” “infectious waste,” “medical waste,” “biomedical waste,” “pollutant,” “toxic pollutant,” “contaminant” or any other formulation or terminology intended to classify or identify substances, constituents, materials or wastes by reason of properties that are deleterious to the environment, natural resources, worker health and safety, or public health and safety, including without limitation ignitability, corrosivity, reactivity, carcinogenicity, toxicity and reproductive toxicity.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto all interest, fees and costs (other than expenses and current trade liabilities incurred in the Ordinary Course of Business), (ii) any other obligations evidenced by a note, bond, debenture, credit agreement or similar instrument, (iii) all obligations under conditional sale or other title retention agreements relating to property purchased by such Person or its Affiliates, (iv) all obligations under leases required to be accounted for as capital leases under GAAP, (v) all obligations in respect of letters of credit (to the extent actually then drawn), and (vi) all obligations to guarantee any of the foregoing with respect to any Person.

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual without independent investigation, (ii) in the case of the Company, the actual knowledge of Charles Ansley, William Cole, Michael Cavender, Steve McCullough, Todd Sutherland and Dan Horgan, in each case after making due inquiry and reasonable investigation, and (iii) in the case of any other Person that is not an individual or the Company, the actual knowledge of the executive officers of such Person, in each case after making due inquiry and reasonable investigation.

“Leased Real Property” means all of the right, title and interest of the Company and its Subsidiaries under all written leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company or its Subsidiaries holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land or building which is used in the operation of the Business.

“Letter of Transmittal” means a letter of transmittal substantially in the form of Exhibit B attached hereto.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due), including without limitation any liability for Taxes.

“Liens” means any mortgage, pledge, lien, security interest, conditional and installment sale agreement, encumbrance, charge or other claim of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer

“Loss” or “Losses” of any Person means all out-of-pocket Liabilities, losses, Taxes, fines, penalties, damages, costs and expenses (including reasonable, out-of-pocket attorneys’ fees) sustained or incurred by such Person, in all cases excluding punitive, special, exemplary or similar damages except to the extent owed to a third party.

“Material Adverse Effect” means, with respect to the Company Group, any event or occurrence (collectively, “Events”) that, individually or in the aggregate, has had a material and adverse effect on the assets, liabilities, financial condition or operating results of the Company Group, taken as a whole; provided, however, that none of the following (either alone or in combination with any other Event) shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any Event arising from or relating to (i) general business, industry or economic conditions affecting the industry in which the Business operates, (ii) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country or group, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (iii) changes in GAAP, (iv) the financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Authority, (vi) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby (including, without limitation, the taking of any action with the consent of Buyer or Merger Sub), (vii) any “act of God,” including, but not limited to, weather, fires, natural disasters and earthquakes, (viii) any matter set forth on the Company Disclosure Schedule or (ix) changes resulting from the announcement of the execution of this Agreement or the transactions contemplated hereunder or the pendency or consummation of such transactions; provided, in the cases of clauses (i), (ii), (iii), (iv), (v) or (vii), that such Event does not have a materially disproportionate impact on the Company Group relative to other businesses in the Company Group’s industry, and (b) any adverse Event with respect to the Business which is cured by the Securityholders before the earlier of (A) the Closing Date and (B) the date on which this Agreement is terminated pursuant to Article VII hereof.

“Merger Consideration” means an amount equal to the Closing Merger Consideration.

“Ordinary Course of Business” means, in respect of any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice.

“Overlap Period” means with respect to the Company and its Subsidiaries, any taxable year or period beginning on or before and ending after the Closing Date.

“Permitted Liens” means (i) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens arising or incurred in the Ordinary Course of Business and for amounts which are not delinquent or are being contested in good faith for which adequate reserves (as determined in accordance with GAAP) have been established, as reflected on the Stub Period Balance Sheet, (ii) easements, covenants, conditions, rights-of-way, restrictions and other similar charges and encumbrances of record and other title defects not interfering materially with the ordinary conduct of the Business or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) Liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith, (iv) purchase money Liens securing rental payments, (v) leases or service contracts to which a Person is a party, (vi) matters disclosed on title surveys, title policies or preliminary title reports or other documents or writings included in the public records, (vii) other Liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (viii) Liens granted to any lender at the Closing in connection with any financing by Buyer or Merger Sub of the transactions contemplated hereby, and (ix) any other Liens set forth on the “Permitted Liens Schedule.”

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Pre-Closing Period” means all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Proprietary Rights” means all (i) inventions (whether patentable or unpatentable and whether or not reduced to practice), and all patents and patent applications; (ii) trademarks, service marks, trade names and trade dress, together with all goodwill associated therewith, and internet domain names and social media user names; (iii) works of authorship and copyrights; (iv) trade secrets, know-how and confidential information;(v) Software and all Design Documentation and (vi) registrations and applications for any of the foregoing.

“Public Software” means any software, libraries or other code that is licensed under or is otherwise subject to Open License Terms.  The term “Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification or distribution of the Work (or any portion thereof) or of any other software, libraries or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, linked to or with, derived from in any manner (in whole or in part), or distributed with a Work (collectively, “Related Software”), any of the following:  (a) the making available of source code regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the express granting of a royalty-free license to any Person under Proprietary Rights (including Patents) regarding the Work alone, any Related Software alone or the Work or Related Software in combination with other hardware or software; (d) expressly imposes restrictions on future Patent licensing terms; or (e) the express obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages.  By means of example only and without limitation, Open License Terms includes any versions of the following agreements, licenses or distribution models:  (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkeley Software Distribution (BSD); (xi) the Mozilla Public License (MPL), or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the open source.org website.  Any software distributed under less restrictive free or open source licensing and distribution models such as those obtained under the MIT, Boost Software License, and the Beer-Ware Public Software licenses or any similar licenses, and any software that is a public domain dedication are also “Public Software.”

“SEC” means the United States Securities and Exchange Commission.

“Securityholders” means the holders of Company Capital Stock.

“Software” means all software products owned by the Company and for sale or license by the Company, including all enhancements, versions, releases and updates of such products, but excluding any software products developed or owned by third parties that may be necessary to fully utilize the Company’s software products.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” means all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, unemployment, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any person or other entity (other than any such obligation entered into in the Ordinary Course of Business and not primarily related to Taxes).

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any laws, regulations or administrative requirements relating to any Tax.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordnance.

1.2

Cross-References.  Each of the following terms shall have the meaning specified in the Section of this Agreement set forth opposite such term:

Term	Section
Agreement	Recitals
Alternative Arrangements	8.1(d)
Alternative Financing	4.11(a)
Applicable Percentage	8.1(a)(i)
Buyer	Recitals
Buyer Common Stock	3.2(d)
Buyer Disclosure Schedule	Article VI
Buyer Indemnitees	8.1(a)(i)
Buyer Survival Date	8.1(b)(ii)

Term	Section
Certificate of Merger	2.2
Certificates	2.7(a)
Claim Notice	8.1I(i)
Claim Survival Date	8.1(a)(ii)
Class A Shares	Recitals
Class L Shares	Recitals
Closing	2.2
Closing Date	2.2
Commitment Letters	6.8
Company	Recitals
Company Capital Stock	Recitals
Company Disclosure Schedule	Article V
Confidentiality Agreement	4.7
Dissenting Shares	2.10(a)
D&O Claim	8.8
D&O Insurance	8.8
Effective Time	2.2(b)
Employee Pension Plans	5.16(a)
Employee Plans	5.16(a)
Employee Welfare Plans	5.16(a)
Financial Statements	5.5
Financing	6.8
Fiscal Year Balance Sheets	5.5(a)
Fundamental Representations	8.1(a)
Indemnified Party	10.1(c)(i)
Interim Statement	5.5(b)
Loss	8.1(a)(i)
Multiemployer Plan	5.16(a)
Non-Voting Class A Shares	Recitals
Offer Documents	4.6(b)
Offer to Purchase	4.6(b)
Other Plans	5.16(a)
Outside Date	9.1(d)
Owned Real Property	5.7(b)
Payment Fund	2.7(a)
Pre-Closing Tax Refund	8.6(f)
Proceeding	8.1(c)(i)
Proposed Acquisition Transaction	4.4
Registered Proprietary Rights	5.10(a)
Repaid Indebtedness	2.9
Representation	8.1(j)
RMG Merger	4.6
S&P	1.1
Schedule TO	4.6(b)
Section 280G Payments	4.12
Securityholder Indemnitees	8.1(b)(i)
Securityholder Indemnitors	8.1(a)
Securityholders’ Representative	Recitals
Securityholders’ Rep Expense Fund	8.5(e)
Solvent	6.10
Specific Representation	8.1(j)
Stub Period Balance Sheet	5.5(b)
Survival Date	10.1(a)(iii)
Tender Offer	4.6(a)
Top Customers	5.25
Transaction Expenses	2.9
Voting Class A Shares	Recitals

ARTICLE II
MERGER

2.1

The Merger.  At the Effective Time and upon the terms and subject to the conditions contained in this Agreement and the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of the Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a direct, wholly owned Subsidiary of Buyer (the “Merger”).

2.2

The Closing and the Effective Time.  The closing of the Merger (the “Closing”) will take place at the offices of Greenberg Traurig, LLP, 77 West Wacker Drive, Suite 2500, Chicago, Illinois  60601 on the date that is three (3) Business Days following the satisfaction or waiver of the conditions to Closing set forth in Article III (other than the conditions that must be satisfied at the Closing) unless another time or place is mutually agreed upon in writing by Buyer and the Company.  The date upon which the Closing occurs shall be referred to herein as the “Closing Date.”  On the Closing Date, and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger (the “Certificate of Merger”) in substantially the form attached hereto as Exhibit C with the Secretary of State of the State of Delaware, executed in accordance with the applicable provisions of the DGCL (the time of such filing with the Secretary of State of the State of Delaware, or such later time as may be agreed upon in writing by Buyer and the Company and specified in the Certificate of Merger, shall be referred to herein as the “Effective Time”).

2.3

Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4

Certificate of Incorporation and Bylaws of the Surviving Corporation.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation and the bylaws of the Surviving Corporation shall be the certificate of incorporation and the bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, until duly amended as provided therein or by applicable laws.

2.5

Board of the Surviving Corporation.  The board of directors of Merger Sub immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation immediately after the Effective Time, each to hold such office in accordance with the provisions of the bylaws of the Surviving Corporation.

2.6

Effect of the Merger on the Company Capital Stock and the Capital Stock of Merger Sub.

(a)

Effect on the Company Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of Company Capital Stock, each share of each class and series of Company Capital Stock issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 2.6 and throughout this Agreement, will be canceled and extinguished and be converted automatically into the right to receive that portion of the Merger Consideration as set forth herein.

(i)

Each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Merger Consideration in accordance with the Distribution Allocation.

(ii)

For purposes of calculating the amount to be paid to each holder of Company Capital Stock at the Effective Time, the amounts described in this Section 2.6(a) shall be calculated assuming that the Merger Consideration is equal to the Closing Merger Consideration, and shall be adjusted following the Closing as set forth herein.  The amount to be paid to each holder of Company Capital Stock for each share of Company Capital Stock held shall be rounded down to the nearest whole cent.

(iii)

All shares of Company Capital Stock, when canceled, extinguished and converted pursuant to this Section 2.6(a), shall no longer be outstanding and shall automatically be canceled and retired, and each former holder of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 2.6(a).

(iv)

On the Closing Date, in connection with the filing of the Certificate of Merger with the Secretary of State of the State of Delaware at the Closing, Buyer and Merger Sub will shall pay or cause to be paid by wire transfer of immediately available funds the following:

(A)

on behalf of the Company Group, all Transaction Expenses and all Repaid Indebtedness to each creditor to whom such Transaction Expenses and Repaid Indebtedness are owed in accordance with the instructions furnished by the Securityholders’ Representative;

(B)

an amount equal to the Closing Merger Consideration, in accordance with the Distribution Allocation Schedule, owing to each Securityholder who delivers to Buyer no later than one (1) Business Day prior to the Closing Date a Letter of Transmittal and Certificate or a lost stock affidavit (and indemnity, if applicable), to the Securityholders’ Representative pursuant to wire instructions provided by the Securityholders’ Representative to Buyer; and

(C)

the amount of the Securityholders’ Rep Expense Fund to the Securityholders’ Representative.

(b)

Capital Stock of Merger Sub.  Each share of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of capital stock of the Surviving Corporation.  Each share certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of the Surviving Corporation.

(c)

Cancellation of Treasury Stock.  Any Company Capital Stock that is owned by the Company and not issued and outstanding as of the Effective Time, and any Company Capital Stock that is owned by any Subsidiary of the Company as of the Effective Time shall, in each case, be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(d)

No Further Ownership Rights.  The Merger Consideration delivered upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and, after the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.  If, after the Effective Time, certificates for Company Capital Stock are presented to the Company for any reason, they shall be cancelled and exchanged as provided in this Section 2.6.

2.7

Mechanism of Payment and Delivery of Certificates.

(a)

No later than ten (10) Business Days prior to the Closing Date, the Company, Buyer and Merger Sub will cooperate with one another to deliver or mail to each Securityholder a letter of transmittal and instructions (collectively, “Transmittal Documentation”) to the satisfaction of Buyer and the Securityholders’ Representative for use by each Securityholder in surrendering the stock certificates evidencing Company Capital Stock (“Certificates”) held by such Securityholder immediately prior to the Effective Time and receiving the Merger Consideration to which such Securityholder will be entitled pursuant to the provisions hereof.

(b)

Except as contemplated by Section 2.6(a)(iv)(B), upon surrender to Buyer of a Certificate (or an affidavit of loss (and indemnity, if applicable)), together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, at the Closing, if such Certificate and Letter of Transmittal are surrendered prior to the Closing, or within five (5) Business Days after such surrender, if such Certificate and Letter of Transmittal are surrendered after the Closing, in exchange therefor, cash in an amount set forth in the Distribution Allocation, which amounts shall be paid by Buyer by check or wire transfer in accordance with the instructions provided by such Securityholder.  No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate.  If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate was surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer.  Until surrendered in accordance with the provisions of this Section 2.7(b), each Certificate (other than those representing Dissenting Shares or Company Capital Stock to be canceled pursuant to Section 2.7(d)) shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Merger Consideration payable in respect thereof pursuant to Section 2.6(a) in respect of the Company Capital Stock formerly evidenced by such Certificate, without any interest or dividends thereon.

(c)

No party hereto shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificates shall not have been surrendered or transferred by the one (1) year anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Company Capital Stock in respect of such Certificate would otherwise escheat to, or become the property of, any Governmental Authority), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Securityholders pro rata in accordance with the Distribution Allocation (subject to reallocation as necessary to exclude the Company Capital Stock in respect of which such Certificate shall not have been surrendered or transferred), free and clear of all claims or interests of any person previously entitled thereto.

(d)

In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity (in form and substance reasonably acceptable to the Securityholders’ Representative) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, Buyer will pay or cause to be paid in exchange therefor the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.8

No Further Ownership Rights in Company Capital Stock.  The portion of the Merger Consideration paid in respect of the surrender for exchange of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Capital Stock which were outstanding immediately prior to the Effective Time.

2.9

Repaid Indebtedness; Company Transaction Expense.  It is contemplated by the parties that, upon the Closing, all Indebtedness of the Company and its Subsidiaries (other than capital leases) as of the Closing Date will be fully repaid (the “Repaid Indebtedness”), and that such repayment will be funded as a deduction from the Closing Merger Consideration payable at the Effective Time by Buyer.  In order to facilitate such repayment, the Company or its Subsidiary shall obtain a payoff letter prior to the Closing Date from each creditor to whom the Repaid Indebtedness is owed, acknowledging the aggregate principal amount and all accrued but unpaid interest constituting the Repaid Indebtedness estimated as of the Closing Date.  At Closing, Buyer shall make or cause to be made the payments referenced in such payoff letters on the Closing Date in order to discharge the Repaid Indebtedness covered thereby.  In addition, it is contemplated by the parties hereto that, upon the Closing, all of the transaction expenses of the Company Group and the Securityholders (the “Transaction Expenses”) will be fully paid by Buyer or the Company, and that the excess of (a) the Transaction Expenses, minus (b) $2,000,000, will be funded as a deduction from the Closing Merger Consideration payable at the Effective Time by Buyer; provided that, for the avoidance of doubt, the fees and expenses incurred by the Company Group in connection with the preparation of the audited financial statements of the Company Group for the fiscal year ended January 31, 2013 shall not constitute “Transaction Expenses” hereunder so long as such fees and expenses are materially consistent with the fees and expenses incurred by the Company Group in connection with the preparation of the audited financial statements of the Company Group for the fiscal year ended January 31, 2012.  Buyer shall pay or cause to be paid the Transaction Expenses on the Closing Date in order to discharge the amounts of all such Liabilities in their entireties.

2.10

Dissenting Shares.

(a)

Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by the holders of Company Capital Stock who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any portion of the Merger Consideration payable pursuant to the terms of this Agreement.  Such holders of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by the holders of Company Capital Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares.  Any portion of the Merger Consideration made available to the Securityholders’ Representative pursuant to Section 2.6(a)(iv)(B) in respect of any shares of Company Capital Stock for which appraisal rights have been perfected shall be returned to Buyer upon demand.

(b)

The Company shall give (i) Buyer and the Securityholders’ Representative prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the Securityholders’ Representative the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of the Securityholders’ Representative, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.11

Withholding.  Buyer and the Company shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Securityholder such amount as Buyer or the Company is required to deduct and withhold with respect such payment under the Code or the Treasury Regulations, or any other provision of applicable federal, state, local or foreign law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes under this Agreement as having been paid to the Securityholder in respect of which such deduction or withholding was made.

ARTICLE III
CONDITIONS TO CLOSING

3.1

Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a)

each of the representations and warranties set forth in Article VI shall be true and correct in all respects, at and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except, in any such case, where the failure of any such representations and warranties to be true and correct has not had a material adverse effect on the ability of Buyer and Merger Sub to consummate the transactions contemplated hereby;

(b)

Buyer and Merger Sub shall have performed in all material respects (other than the payment of any amounts provided for in Article II hereof, which shall be performed in all respects) all the covenants and agreements required to be performed by each of them under this Agreement prior to the Closing;

(c)

the Company shall have received a certificate, in the form attached hereto as Exhibit D-1, executed on behalf of each of Buyer and Merger Sub by the principal executive officer or principal financial officer of Buyer and Merger Sub, respectively, certifying that the conditions set forth in Sections 3.1(a) and 3.1(b) have been satisfied;

(d)

no law or order shall have been enacted or entered into after the date hereof that would prevent the consummation of the Merger;

(e)

Buyer shall have delivered the Closing Merger Consideration to the Securityholders’ Representative pursuant to Section 2.6(a)(iv)(B);

(f)

Buyer shall have paid, or caused to be repaid, the Repaid Indebtedness pursuant to Section 2.6(a)(iv)(A);

(g)

Buyer shall have paid, or caused to be paid, the amount of the Securityholders’ Rep Expense Fund to the Securityholders’ Representative pursuant to Section 2.6(a)(iv)(C); and

(h)

Buyer shall have paid, or caused to be paid, the Transaction Expenses pursuant to Section 2.6(a)(v)(A).

Any condition specified in this Section 3.1 may be waived by the Securityholders’ Representative on behalf of the Securityholders and the Company; provided, however, that no such waiver will be effective against the Company unless it is set forth in a writing executed by the Securityholders’ Representative.

3.2

Conditions to Buyer’s and Merger’s Sub’s Obligations.  The obligation of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions on or before the Closing Date:

(a)

each of the representations and warranties set forth in Article V shall be true and correct in all respects, at and as of the Closing Date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except, in any such case, where the failure of any such representations and warranties to be true and correct has not had a Material Adverse Effect;

(b)

the Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)

Buyer and Merger Sub shall have received a certificate, in the form attached hereto as Exhibit D-2, executed on behalf of the Company by the principal executive officer or principal financial officer of the Company certifying that the conditions set forth in Sections 3.2(a) and 3.2(b) have been satisfied;

(d)

no temporary restraining order, preliminary or permanent injunction or other order shall have been issued after the date hereof by any court of competent jurisdiction, and no law or other legal or regulatory restraint or prohibition shall have been enacted after the date hereof, in each case that would prevent the consummation of the Merger;

(e)

the Company shall have validly obtained the Written Consent, and shall have delivered the Written Consent to Buyer;

(f)

since the date of this Agreement, there shall not have occurred a Material Adverse Effect with respect to the Company Group;

(g)

no more than five percent (5%) of the total shares of Company Capital Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares;

(h)

an authorized officer of the Company shall have delivered a certificate certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date;

(i)

the Company shall have delivered to Buyer duly executed payoff letters relating to the Repaid Indebtedness, evidencing that upon receipt of Buyer’s payment pursuant to Section 2.6(a)(iv)(A), the Indebtedness owed by the Company in respect of the Repaid Indebtedness will have been paid in full;

(j)

the Company shall deliver evidence of termination of (i) that certain Stockholders’ Agreement, dated as of October 5, 2005, by and among the Company and the holders of the Company Capital Stock, (ii) that certain Amended and Restated Advisory Agreement dated April 4, 2008, by and among Symon Holdings Corporation, Symon Communications, Inc., and GGC Administration, LLC, and (iii) that certain Registration Agreement, dated October 5, 2005, by and among the Company, the persons listed on the Schedule of Golden Gate Investors attached thereto and the persons who may become party to such agreement from time to time by executing a joinder to such agreement;

(k)

the Company shall have provided Buyer with audited financial statements of the Company Group for the fiscal years ended January 31, 2012 and 2011, which audited financial statements shall be (i) prepared in accordance with GAAP, and (ii) in compliance with Regulations S-X and the General Rules and Regulations promulgated by the SEC relating thereto under the 1933 Act (the “Company Historical Financials”); and

(l)

Buyer shall have consummated its business combination with Reach Media Group Holdings, Inc., pursuant to that certain Agreement and Plan of Merger, dated as of January 11, 2013, by and among Buyer, SCG Financial Merger II Corp., Reach Media Group Holdings, Inc. and Shareholder Representative Services LLC.

Any condition specified in this Section 3.2 may be waived by Buyer and Merger Sub; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Buyer and Merger Sub.

ARTICLE IV
COVENANTS PRIOR TO CLOSING

4.1

Affirmative Covenants.  From the date hereof and prior to the earlier to occur of the Closing Date, or the date that this Agreement is terminated in accordance with Article VII, except as otherwise provided herein or as required by applicable law, the Company shall, and shall direct its Subsidiaries to:

(a)

use commercially reasonable efforts to conduct the Business only in the Ordinary Course of Business; and

(b)

cooperate with Buyer in its investigation of the Business and its properties, to permit Buyer and its authorized representatives, at the sole cost of Buyer, to (i) have reasonable access to the Company Group’s  premises, books and records, during normal business hours and with reasonable prior written notice, (ii) visit and visually inspect any of the Company Group’s properties during normal business hours and with reasonable prior written notice, and (iii) discuss its affairs, finances and accounts with the Company’s key employees identified on the “Key Employees Schedule”; provided, however, that Buyer shall coordinate all contact with any of such key employees through the Securityholders’ Representative.

4.2

Negative Covenants.  From the date hereof and prior to the earlier to occur of the Closing Date, or the date that this Agreement is terminated in accordance with Article VII, except as set forth on Schedule 4.2 as otherwise provided herein or as required by applicable law, none of the Company or any of its Subsidiaries shall, without the prior consent of Buyer (such consent not to be unreasonably withheld, conditioned or delayed):

(a)

except in the Ordinary Course of Business or in a manner not inconsistent in any material respects with past practices, sell, lease, assign, license or transfer any of its material assets or any portion thereof (other than sales of inventory or obsolete assets or assets with no book value) or any of its material Proprietary Rights (other than non-exclusive licenses granted in the Ordinary Course of Business) or mortgage, pledge or subject any of the foregoing to any additional Lien, except for Permitted Liens;

(b)

make, grant or promise any material bonus or any material wage or salary increase to any employee, officer or director, or make, grant or promise any other material change in employment terms for any employee, officer or director (including, without limitation, any equity-based compensation), other than (i) wage increases and benefit plan adjustments in the Ordinary Course of Business or as are consistent in all material respects with past custom and practice or in connection with performance reviews conducted by the Company and its Subsidiaries, (ii) pursuant to such arrangements as shall have been entered into prior to the date of this Agreement, or (iii) the hiring of new employees in the Ordinary Course of Business;

(c)

issue and sell any of its securities, securities convertible into equity securities or any options, warrants or other rights to purchase its equity securities (other than issuances or sales of securities of any Subsidiary of the Company to the Company or a Subsidiary of the Company);

(d)

create, incur, assume or guarantee any Indebtedness either involving more than $500,000 or outside the Ordinary Course of Business, except for borrowings from banks (or similar financial institutions) (i) necessary to meet ordinary working capital requirements or (ii) pursuant to existing credit facilities;

(e)

make or change any Tax election or settle or compromise any Tax liability; prepare any Tax Return in a manner which is inconsistent with the past practices of the Company or any Subsidiary, as applicable, with respect to the treatment of items on such Tax Returns; or file an amended Tax Return or a claim for refund of Taxes with respect to the income, operations or property of the Company or its Subsidiaries;

(f)

except in the Ordinary Course of Business or in a manner not inconsistent in any material respect with past practices, change any annual accounting period, or, except in so far as may be required by or advisable under a change in GAAP, adopt or change any material accounting method in a manner adverse in any material respect to Buyer;

(g)

amend or authorize the amendment of its certificate of incorporation or bylaws (or similar organizational documents) in a manner adverse in any material respect to Buyer;

(h)

except for dividends paid to or by a wholly-owned Subsidiary of the Company, declare or pay any dividends on or make any other distributions in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock;

(i)

make any distributions of Cash or Cash Equivalents to any holders of the Company’s equity securities, or to repay any Indebtedness or pay any expenses of the Company Group, except in the Ordinary Course of Business;

(j)

enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any material Proprietary Rights;

(k)

except in the Ordinary Course of Business, enter into, terminate (or fail to renew) or amend, in a manner that will adversely affect the Business any agreement involving the obligation to pay $100,000 or more in any consecutive twelve (12) month period or the right to receive $250,000 or more in any consecutive twelve (12) month period;

(l)

make any capital expenditures, capital additions or capital improvements, or fail to make, or delay, any such capital expenditures, capital additions or capital improvements, in each case in excess of $100,000 in the aggregate, other than in the Ordinary Course of Business;

(m)

materially reduce the amount of any insurance coverage provided by existing insurance policies;

(n)

terminate or waive any right of substantial value (including any rights under any confidentiality or non-disclosure agreement), other than in the Ordinary Course of Business;

(o)

grant or pay any severance or termination pay or benefits to any director, officer, employee or independent contractor, except for payments made pursuant to written agreements or Employee Plans outstanding on the date hereof and disclosed on the Company Disclosure Schedule or otherwise in the Ordinary Course of Business;

(p)

settle any action, arbitration, investigation, litigation, suit or proceeding which settlement would (i) impose equitable remedies or similar relief on any member of the Company Group, or (ii) impose cash payment or other obligations of the Company or any of its Subsidiaries after the Closing Date in excess of (A) the reserves established therefor plus $100,000 or (B) the amount to be paid by an indemnitor or any Person providing reimbursement plus $100,000; or

(q)

acquire or agree to acquire, by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any Person or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business.

4.3

Notice of Developments.   During the period from the date hereof to the Closing Date or the earlier termination of this Agreement in accordance with Article VII, each party hereto shall promptly notify the other parties hereto in writing of the occurrence of any event or the existence of any fact or condition that has caused or is reasonably likely to cause a breach of any of the representations and warranties set forth in Articles V or VI below, as applicable, or any covenant made by such party in this Agreement.  At any time prior to three (3) Business Days before the Closing, the Company may (but will not be required to), by written notice given to Buyer in accordance with this Agreement, supplement or amend the Disclosure Schedules, including one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation or warranty herein contained (a “Company Update”).  Each Company Update may only describe facts, circumstances, or conditions that did not exist on or have changed since the date of this Agreement (“New Information”).  If the existence of the New Information would cause the failure of any condition set forth in Section 3.2 as of such date, then Buyer may terminate this Agreement by written notice to the Securityholders’ Representative in accordance with Article VII.  If the New Information in such Company Update would cause the failure of any condition set forth in Section 3.2 as of such date and Buyer does not terminate this Agreement within three (3) Business Days of receiving such Company Update, then Buyer shall be deemed to have waived its right to terminate this Agreement as a result of the delivery of such Company Update.  For purposes of Article VIII below, the representations or warranties shall be assessed with reference to all New Information set forth in any Company Update as though such New Information had been included in the Disclosure Schedules originally delivered on the date hereof.

4.4

Exclusivity.  During the period from the date of this Agreement through the earlier to occur of the Closing Date or the termination of this Agreement in accordance with Article VII, the Company Group agrees that it shall not, and shall use reasonable best efforts to cause its Securityholders, employees, officers, directors, advisors and other representatives not to, (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the capital stock or assets of the Company Group (including any acquisition structured as a merger, consolidation, share exchange or similar transaction involving the Company Group (a “Proposed Acquisition Transaction”)) or (ii) enter into, maintain, or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with any Proposed Acquisition Transaction.  The Company shall, and shall use its reasonable best efforts to cause its directors, officers, employees and Securityholders to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Proposed Acquisition Transaction.  The Company hereby represents that it is not now engaged in discussions or negotiations with any Person other than Buyer and its Affiliates with respect to any Proposed Acquisitions Transaction.  The Company agrees not to release any third party from, or waive any provision of, any confidentiality or stand-still agreement to which they (or any of them) are party.  Subject to applicable law and any applicable confidentiality restrictions, the Company shall notify the Buyer (orally and in writing) if any offer or proposal for a Proposed Acquisition Transaction, as soon as reasonably practicable following the Company’s receipt of notice of such offer or proposal.

4.5

Reasonable Best Efforts; Cooperation.  Each party hereto shall, prior to the Closing, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby; provided, however, that the foregoing shall not obligate any party to concede any legally enforceable rights in connection therewith.

4.6

SEC Filings.

(a)

Tender Offer.  In connection with the Buyer’s contemplated merger with Reach Media Group Holdings, Inc. (the “RMG Merger”) under that certain Agreement and Plan of Merger, dated as of January 11, 2013, by and among the Buyer, SCG Financial Merger II Corp., Reach Media Group Holdings, Inc. and Shareholder Representative Services LLC, Buyer will provide its stockholders with the opportunity to redeem their shares of Buyer Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account (as such term is defined in the Buyer Charter), less Taxes, upon consummation of the RMG Merger (the “Tender Offer”).  Buyer will comply in all material respects with all applicable requirements of the federal securities laws in connection with the Tender Offer and the transactions contemplated by this Agreement.

(b)

Offer Documents.  As promptly as reasonably practicable following the date hereof, Buyer shall file with the SEC such documents as may be required pursuant to the requirements of the 1934 Act and the rules and regulations promulgated thereunder including, if required by the SEC, a supplement to its Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Tender Offer, which shall contain or reflect the materials set forth in Section 4.6(c).  The Schedule TO (as supplemented) contains or incorporates by reference an offer to purchase (an “Offer to Purchase”) and forms of the related letter of transmittal and any related summary advertisement (such Schedule TOs,

Offers to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the “Offer Documents”).  Each of Buyer and the Company agrees to correct promptly any information provided by it for use in the Offer Documents or any other filings by the Buyer required under the Exchange Act in connection with the transactions contemplated hereby that shall have become false or misleading in any material respect, and Buyer further agrees to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of shares of Buyer Common Stock, in each case as and to the extent required by applicable federal securities laws.  No filing of, or amendment or supplement to, the Offer Documents shall be made by Buyer without the prior written consent (which shall not be unreasonably withheld, delayed or conditioned) of the Company and the Securityholders’ Representative.  Buyer shall give the Company, the Securityholders’ Representative and their respective counsel a reasonable opportunity to review and comment on the Offer Documents prior to such documents being filed with the SEC or disseminated to holders of the shares of Buyer Common Stock and shall give due consideration to all reasonable additions, deletions or changes suggested thereby by the Company, the Securityholders’ Representative and their respective counsel.  Buyer shall provide the Company, the Securityholders’ Representative and their respective counsel with any comments that Buyer or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and shall provide the Company, the Securityholders’ Representative and their respective counsel with a reasonable opportunity to participate in the response of Buyer to such comments.

(c)

Company Cooperation.  The Company acknowledges that a material portion of the filings with the SEC and mailings to holders of shares of Buyer Common Stock with respect to the Tender Offer and/or the transactions contemplated by this Agreement shall include disclosure regarding the Company Group and its management, operations and financial condition.  Accordingly, the Company agrees to (i) deliver the Company Historical Financials not later than the date hereof, (ii) deliver audited financial statements of the Company Group for the fiscal year ended January 31, 2013 prepared in accordance with GAAP and in compliance with Regulation S-X and the General Rules and Regulations promulgated by the SEC relating thereto under the 1933 Act, not later than March 15, 2013, and (iii) as promptly as reasonably practical, provide Buyer with such information as shall be reasonably requested by Buyer for inclusion in or attachment to the Offer Documents or any other filings by the Buyer required under the Exchange Act in connection with the transactions contemplated hereby to be filed or mailed as of and following the commencement of the Tender Offer.  The Company understands that such information shall be included in the Offer Documents and/or any other filings by the Buyer required under the Exchange Act in connection with the transactions contemplated hereby or responses to comments from the SEC or its staff in connection therewith and mailings.  The Company shall make its, and shall cause each of its Subsidiaries to make its, managers, directors, officers and employees reasonably available to Buyer and its counsel during normal business hours and with reasonable advance notice in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

4.7

Public Disclosure.  Unless otherwise permitted by this Agreement, from and after the date hereof, Buyer and the Securityholders’ Representative shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange (in which case each of Buyer and the Securityholders’ Representative shall, to the fullest extent permitted by law, consult with the other party prior to any such disclosure as to the form and content of such disclosure).  Buyer acknowledges that, following the date hereof, regardless of whether this Agreement is terminated, that certain confidentiality agreement by and between Buyer and the Company, dated as of December 4, 2012 (the “Confidentiality Agreement”), shall remain in full force and effect pursuant to its terms.  After the Effective Time, Buyer may make any press release or other public statement regarding the transactions contemplated under this Agreement; provided, that to the extent reasonably practicable, Buyer will allow the Securityholders’ Representative to review and comment on any such public statement.

4.8

Written Consent.  Within two (2) Business Days from the date hereof, the Company Group shall obtain, in accordance with the relevant provisions of the DGCL, the Written Consent.

4.9

Standstill.  Prior to the Closing, the Company Group will not, and will use reasonable best efforts to cause its officers, directors, Securityholders and Affiliates not to, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Buyer without the prior written consent of Buyer.

4.10

Financial Statements.  Within thirty (30) days following the end of each calendar month between the date hereof and the Closing Date, the Company shall deliver to Buyer the Company’s monthly consolidated financial statements (including, in each case, any related notes thereto), consisting, in part, of the Company Group’s consolidated balance sheets as of the last day of each such month and the related consolidated statements of income and statements of cash flows for such month.

4.11

Financing.

(a)

Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable to (i) satisfy on a timely basis (or obtain a waiver of) all material terms, conditions, representations and warranties applicable to Buyer set forth in the Commitment Letters; (ii) maintain in effect the Commitment Letters, negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letters or on other terms acceptable to Buyer which would not be reasonably expected to delay or prevent the Closing; (iii) consummate the Financing pursuant to the Commitment Letters at the Closing and (iv) enforce the counterparties’ obligations and its rights under the Commitment Letters, provided that under no circumstances shall Buyer or any of its Affiliates be required to, or be required to permit the Company or its Subsidiaries to, issue any equity or debt securities or sell, dispose or otherwise transfer any assets in order to satisfy any conditions in the Commitment Letters or in order to arrange or obtain any Financing pursuant to the Commitment Letters.  If any portion of the Financing described in the Commitment Letters becomes unavailable on the terms and conditions described above, Buyer shall (i) immediately notify the Securityholders’ Representative and (ii) use its reasonable best efforts to obtain alternative financing (the “Alternative Financing”) from alternative sources (on terms and conditions that are no less favorable to Buyer than the terms and conditions as set forth in the Commitment Letters) as promptly as practicable following the occurrence of such event; provided however, that Buyer shall not be required to obtain financing which in Buyer’s reasonable judgment includes: (i) terms which are, taken as a whole, less advantageous to Buyer or (ii) economic terms less advantageous to Buyer, in each case relative to those the Commitment Letters.  Buyer shall keep the Securityholders’ Representative promptly apprised of material developments relating to the Financing pursuant to the Commitment Letters, including providing immediate notice of any breach by any party to, or termination of, any Commitment Letters or any other document relating to such Financing.  For the avoidance of doubt, Buyer shall not terminate or consent to the termination of any of the Commitment Letters prior to the expiration thereof in accordance with its terms except in connection with obtaining Alternative Financing.

(b)

The Company Group shall provide and shall use their reasonable best efforts to cause their controlled Affiliates to provide, reasonable cooperation and assistance to Buyer in connection with the arrangement of the Financing, including, without limitation, participating in a reasonable number of meetings, presentations, drafting sessions and due diligence sessions and providing such customary certificates, documents and financial reports as may be reasonably requested by Buyer and its financing sources.

(c)

Buyer acknowledges and agrees that the Company and its Affiliates and their respective directors, officers, employees, agents and representatives shall not, except as set forth in Section 4.11(b), have any responsibility for, or incur any liability to any Person under, any financing that Buyer may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to Section 4.11(b) and that Buyer shall indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, employees, agents and representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than historical information relating to the Company or its Subsidiaries or other information furnished by the Company or its Subsidiaries or any Affiliate thereof).

4.12

280G Payments.  With respect to any payments or benefits that Buyer or the Company reasonably determines may constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”), the Securityholders shall have (a) approved, pursuant to the method provided for in the regulations promulgated under Section 280G(b)(5)(B) of the Code, any such Section 280G Payments or (b) disapproved such payments or benefits.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

As a material inducement to Buyer and Merger Sub to enter into this Agreement, except as set forth in the disclosure schedules attached hereto (subject to Section 9.14, the “Company Disclosure Schedule”), the Company hereby represents and warrants to Buyer and Merger Sub as of the date hereof as follows:

5.1

Organization and Power; Investments.

(a)

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite power and authority to carry on the Business as now conducted.  The Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

(b)

Except as set forth on Section 5.1 of the Company Disclosure Schedule, the Company is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed on Section 5.1 of the Company Disclosure Schedule, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the proper conduct of the Business requires the Company to be so qualified, except to the extent the failure to qualify would not have a Material Adverse Effect.  Except as set forth on Section 5.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns or controls (directly or indirectly) any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.  The Company has heretofore made available to Buyer accurate and complete copies of the Company’s and each of the Company’s Subsidiaries’ certificate of incorporation, formation or organization, stockholder agreements, bylaws, limited liability company agreements, membership agreements, partnership agreements or equivalent organizational documents as currently in effect.  None of the Company or any of its Subsidiaries is in violation of any provision of its certificate of incorporation, formation or organization, stockholder agreements, bylaws, limited liability company agreements, membership agreements, partnership agreements or equivalent organizational documents as currently in effect.

5.2

Authorization.  The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby to which the Company is a party, and the consummation of the Merger and each of the other transactions contemplated hereby or thereby have been duly and validly authorized by the Company and no other act or proceeding on the part of the Company or any of its Subsidiaries, the Company’s board of directors or the Company’s stockholders, other than the Written Consent, is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby to which the Company is a party or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Company, and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the parties hereto and thereto, the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and the other agreements contemplated hereby to which the Company is a party upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

5.3

Capitalization; Subsidiaries.

(a)

Section 5.3 of the Company Disclosure Schedule accurately sets forth the authorized and outstanding Company Capital Stock and the name and number of shares of Company Capital Stock held by each stockholder of the Company.  All of the issued and outstanding shares of Company Capital Stock have been duly authorized, are validly issued, fully paid and nonassessable and are free of any Liens, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of the Company, or any agreements to which the Company is a party or by which it is bound, and are owned of record and beneficially by the stockholders of the Company in the amounts set forth in Section 5.3 of the Company Disclosure Schedule.  Except for this Agreement and as may be set forth on Section 5.3 of the Company Disclosure Schedule, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor.  There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company.

(b)

Section 5.3 of the Company Disclosure Schedule sets forth a list of the Company’s Subsidiaries, the authorized equity interests of each such Subsidiary, the issued and outstanding equity interests of each such Subsidiary, each such Subsidiary’s respective jurisdiction of organization and all jurisdictions in which each such Subsidiary is qualified to conduct business.  All of the issued and outstanding shares of capital stock or other equity securities of the Company’s Subsidiaries listed in such section are directly or indirectly owned by the Company, free and clear of all Liens, other than Permitted Liens.  All of the outstanding equity interests in each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and are free of preemptive rights, and were issued in compliance with applicable laws.  No equity interests of any of the Company’s Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, equity interests in any of the Company’s Subsidiaries, and there are no contracts, commitments, understandings or arrangements by which any of the Company’s Subsidiaries is bound to issue additional equity interests or options, warrants or rights to purchase or acquire any additional equity interests or securities convertible into or exchangeable for such interests of such Company Subsidiary.  Except as set forth on Section 5.3 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any other equity or voting interest in (including any securities exercisable or exchangeable for or convertible into equity or voting interests in) any other Person.

(c)

Each of the Company’s Subsidiaries listed in such section is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and is qualified to do business as a foreign entity in each jurisdiction in which the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has all requisite power and authority necessary to own and operate its assets and to carry on its respective portion of the Business as now conducted.

5.4

Absence of Conflicts.  Except as set forth on Section 5.4 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby to which the Company is a party and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, conflict with, result in any material breach of, constitute a material default under, create in any counterparty the right to accelerate, terminate, modify or cancel, or require any notice to any counterparty under the Company’s certificate of incorporation or bylaws or any Listed Contract; (b)  require any authorization, consent, approval, exemption or other material action by any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment, order or decree; (c) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Liens upon any of the properties, rights or assets of the Company or any of its Subsidiaries; (d) adversely affect the validity of any of the permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates and approvals necessary to lawfully conduct the Business as presently conducted and to own, lease and operate its assets and properties (collectively, the “Company Permits”) or cause a cancellation of or otherwise adversely affect any of the Company Permits; (e) adversely affect any of the properties, rights or assets of the Company or any of its Subsidiaries; or (f) subject to obtaining the consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such consent having been satisfied, conflict with, contravene or violate any law to which the Company or any of its Subsidiaries or any of their respective assets or properties is subject.

5.5

Financial Statements.  Section 5.5 of the Company Disclosure Schedules contains the following financial statements (the “Financial Statements”):

(a)

the audited consolidated balance sheets of the Company Group as of January 31, 2011 and January 31, 2012 (the “Fiscal Year Balance Sheets”), and the related audited consolidated statements of income and statements of cash flows for the annual periods then ended (including, in each case, any notes related thereto); and

(b)

the unaudited balance sheet of the Company Group as of October 31, 2012 (the “Stub Period Balance Sheet”), and the related unaudited statement of income and statement of cash flows for the nine-month period then ended (including, in each case, any notes related thereto) (the “Interim Statements”).

(c)

The Financial Statements (i) are accurate and complete in all material respects, (ii) are derived from and are in accordance with the books and records of the Company and its Subsidiaries, (iii) present fairly in all material respects the consolidated financial condition of the Company Group and the results of operations, changes in stockholders’ equity, and cash flows of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such Financial Statements, all in accordance with (x) GAAP consistently applied throughout the periods indicated (except that the Interim Statements lack footnote disclosure and other presentation items, and does not include certain GAAP adjustments normally booked in conjunction with the year-end audit), and (y) Regulation S-X promulgated under the 1933 Act.  Neither the Company nor any of its Subsidiaries has any off balance sheet arrangements (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated by the SEC).

(d)

Except as set forth on Section 5.5(d) of the Company Disclosure Schedule or as not required by Article V to be so disclosed, the Company Group has no liabilities that would be required by GAAP to be set forth on a balance sheet prepared in accordance with GAAP as a liability, except for (i) the liabilities reflected or reserved against on the Stub Period Balance Sheet (including all notes thereto), (ii) liabilities incurred in the Ordinary Course of Business since the date of the Stub Period Balance Sheet that, individually or in the aggregate, do not exceed $250,000, (iii) liabilities incurred in connection with the transactions contemplated hereby, (iv) liabilities contained in any contract listed on the Company Disclosure Schedule (or any contract not required to be listed on the Company Disclosure Schedule because it does not meet the applicable requirements for disclosure contained in this Agreement), other than any liabilities relating to any breach thereof, (v) liabilities that are the subject matter of any representation or warranty contained in this Article V, and (vi) liabilities set out with reasonable specificity in the Company Disclosure Schedule.

(e)

Except as set forth on Section 5.5(e) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has not, and, to the Knowledge of the Company, no auditor or accountant of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any managing member, manager, director, general partner, officer or consultant of the Company or any of its Subsidiaries, has, received any material written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.  No attorney representing the Company or any of its Subsidiaries has reported evidence to the Company of any violation of consumer protection (including rules and regulations promulgated by any state or federal Governmental Authority or with jurisdiction, oversight or regulatory control over the conduct of the Business) or securities laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, managing members, general partners, directors, managers, employees or agents.

(f)

Section 5.5(f) of the Company Disclosure Schedule sets forth a list of all Indebtedness of the Company Group as of the date of this Agreement.

5.6

Absence of Certain Developments.  Except as set forth on Section 5.6 of the Company Disclosure Schedules, from the date of the Stub Period Balance Sheet to the date of this Agreement, the Company and each of its Subsidiaries (a) has conducted its respective businesses substantially in the Ordinary Course of Business, (b) used commercially reasonable efforts to preserve their respective businesses and customers, (c) extended credit to customers, collected accounts receivable and paid accounts payable and similar obligations substantially in the Ordinary Course of Business and (d) not engaged in any new line of business.  Without limiting the generality of the foregoing, except as set forth on Section 5.6 of the Company Disclosure Schedule, from the date of the Stub Period Balance Sheet:

(a)

there has not been a Material Adverse Effect;

(b)

there has not been any damage, destruction or loss to the property or assets of the Company or any of its Subsidiaries, except for any such damage, destruction or loss covered by insurance (subject to the payment of deductibles), exceeding in the aggregate $250,000;

(c)

there has not been any declaration, setting aside or payment of any dividend or other distribution of Cash, Cash Equivalents or other property in respect of any shares of Company Capital Stock or other equity securities of the Company or its Subsidiaries or any repurchase, redemption or other acquisition by the Company or its Subsidiaries of any outstanding shares of Company Capital Stock or other equity securities of, or other ownership interest in, the Company or its Subsidiaries other than distributions from a Company Subsidiary to the Company or another Company Subsidiary;

(d)

neither the Company nor any of its Subsidiaries has entered into any employment or severance agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or its Subsidiaries’ officers or employees other than in the Ordinary Course of Business or as required by applicable law;

(e)

there has not been any change by the Company or its Subsidiaries in accounting or Tax reporting principles, methods or policies, except insofar as was required by a change in GAAP or law;

(f)

neither the Company nor any of its Subsidiaries has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(g)

neither the Company nor any of its Subsidiaries has entered into, amended, modified or consented to the termination of any Listed Contract, except for amending  or modifying any customer contract in the Ordinary Course of Business to provide for additional sales, or created, amended, waived, modified or consented to the termination of any material rights of any of Company or any of its Subsidiaries thereunder;

(h)

neither the Company nor any of its Subsidiaries has failed to promptly pay and discharge current liabilities, except in the Ordinary Course of Business, for amounts not in excess of $100,000 or where disputed in good faith;

(i)

neither the Company nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any Person or paid any fees or expenses to any holder of Company Capital Stock or any director, officer, partner, stockholder, or affiliate of any holder of Company Capital Stock;

(j)

neither the Company nor any of its Subsidiaries has (i) mortgaged, pledged or subjected to any Lien (other than licenses to intellectual property granted in the Ordinary Course of Business) any of its assets or (ii) acquired any material assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any material assets of the Company or any of its Subsidiaries, except in the case of clause (ii), for assets acquired, sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(k)

neither the Company nor any of its Subsidiaries has discharged or satisfied any Lien (or paid any liability) except in the Ordinary Course of Business;

(l)

neither the Company nor any of its Subsidiaries has made or committed to make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate;

(m)

neither the Company nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any intellectual property rights owned by the Company or any of its Subsidiaries except in the Ordinary Course of Business;

(n)

neither the Company nor any of its Subsidiaries has instituted or settled any legal proceeding resulting in a loss of revenue in excess of $100,000 in the aggregate;

(o)

there has been no merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving the Company or any of its Subsidiaries, and no creation of any new subsidiary by the Company or any of its Subsidiaries; and

(p)

none of the Company or any of its Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 5.6.

5.7

Real Property.

(a)

Leased Real Property.  Section 5.7(a) of the Company Disclosure Schedule sets forth the address of each Leased Real Property facility of the Company and its Subsidiaries.  Except as set forth in Section 5.7(a) of the Company Disclosure Schedule, with respect to each of the leases: (i) such lease is legal, valid, binding and enforceable against the Company or one of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto (subject to property authorization and execution of such lease by the other party or parties thereto) as applicable, and is in full force and effect and has not been modified, (ii) the transactions contemplated hereby do not require the consent of any other party to such lease and will not result in a breach of or default under such lease, (iii)  neither the Company nor any of its Subsidiaries is in material breach or material default under any such lease, (iv) the Company, and, to the Knowledge of the Company, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each such lease and (v) there are no written or oral subleases, concessions or other contracts granting to any Person other than the Company or one of its Subsidiaries the right to use or occupy any Leased Real Property.

(b)

Real Property Used in the Business.  The Leased Real Property identified in Section 5.7(a) of the Company Disclosure Schedule comprises all of the material real property used in the operation of the Business.

(c)

Except as set forth on Section 5.7(c) of the Company Disclosure Schedule:

(i)

to the Knowledge of the Company, the building, plants, improvements, structures, building systems, fixtures, and mechanical elements located at or on the Leased Real Property are not in violation of any zoning, health, safety, building, land use or other laws relating to real property, nor has the Company received any written notice of any claimed violation of any such laws;

(ii)

to the Knowledge of the Company, no portion of the Leased Real Property is subject to any pending condemnation or other similar proceeding by any Governmental Authority adverse to the Leased Real Property and, to the Knowledge of the Company, there are no threatened condemnation or other similar proceeding by any Governmental Authority with respect thereto;

(iii)

the Company is not a lessor under, or otherwise a party to, any lease, sublease, license, assignment, encumbrance or concession pursuant to which the Company has granted to any Person (other than a Subsidiary of the Company) the right to use or occupy all or any portion of the Leased Real Property; and

(iv)

all real property Taxes due and payable with respect to any Leased Real Property for which the Company is responsible have been paid in full, as and when due.

(d)

Except as disclosed on Section 5.7(d) of the Company Disclosure Schedule, the Company or a Company Subsidiary has good title to, holds under valid leases, or has a valid license to use, all material machinery, equipment and other personal property (excluding, for the avoidance of doubt, intellectual property rights) necessary for the conduct of the Business as currently conducted, or reflected on the Stub Balance Sheet as owned or used by the Company or any of its Subsidiaries, in each case free and clear of Liens except for the Permitted Liens.

5.8

Title to Tangible Assets.  The Company or one of its Subsidiaries owns good and valid title, free and clear of all Liens, other than Permitted Liens, to all of the material personal property and assets shown on the Stub Period Balance Sheet.  Except as set forth on Section 5.8 of the Company Disclosure Schedule, the Company owns or has the right to use all assets (whether tangible, intangible or mixed) reasonably necessary to carry on its Business in the Ordinary Course of Business.

5.9

Contracts and Commitments.

(a)

Section 5.9 of the Company Disclosure Schedule sets forth a list of, and the Company has made available to Buyer, true, correct and complete copies of, each written contract, agreement, commitment, arrangement, lease, license, permit or plan and each other written instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (each, a “Listed Contract”) that:

(i)

contains covenants that materially limit the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of Buyer, the Company or any of its Subsidiaries or any of their respective affiliates):  (A) to compete in any line of business or with any Person or in any geographic area or to sell, supply, price, develop or distribute any service, product or asset, including any non-competition covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an ownership interest in any other Person, except, in each case, for any such contract that may be canceled without any penalty or other liability to the Company or any of its Subsidiaries upon notice of thirty (30) days or less;

(ii)

involves any joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any Person that is material to the business of the Company or any of its Subsidiaries, taken as a whole;

(iii)

involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)

relates to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $100,000 with respect to any such Indebtedness;

(v)

was entered into by the Company or any of its Subsidiaries and has not yet been consummated, and involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of a majority of the assets or capital stock or other equity interests of another Person;

(vi)

by its terms calls for aggregate payments by the Company or any of its Subsidiaries under such contract of more than $250,000 in any consecutive twelve (12) month period;

(vii)

with respect to any material agreement for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a majority of of the assets or capital stock or other equity interests of another Person, pursuant to which the Company or any of its Subsidiaries has: (A) any continuing indemnification obligations or (B) any “earn-out” or other contingent payment obligations;

(viii)

any director, executive officer or key employee of the Company or any of its Subsidiaries is a party to that cannot be cancelled by the Company or such Subsidiary within thirty (30) days’ notice without liability, penalty or premium;

(ix)

obligates the Company or any of its Subsidiaries to provide indemnification (other than to customers in the Ordinary Course of Business) or a guarantee in excess of $500,000 with respect to any obligation;

(x)

obligates the Company or any of its Subsidiaries to make any capital commitment or capital expenditure (including pursuant to any joint venture) in excess of $250,000 with respect to such obligation;

(xi)

relates to the employment of, or the performance of services by, any employee, consultant or director and requires the Company or any of its Subsidiaries to make payments in excess of $50,000, or pursuant to which the Company or any of its Subsidiaries are or may be obligated to make any severance, termination or similar payments to any current or former employee, consultant or director in excess of $50,000; or pursuant to which the Company or any of its Subsidiaries are or may be obligated to make any bonus or similar payment (other than payments constituting such Person’s base salary) in excess of $50,000 to any current or former employee, consultant or director; or

(xii)

a counterparty thereto is a holder of Company Capital Stock or affiliate thereof.

(b)

With respect to each Listed Contract and except as set forth on Section 5.9(b) of the Company Disclosure Schedule: (i) each Listed Contract is legal, valid, binding and enforceable in all material respects against the Company and its Subsidiaries, as the case may be, and, to the Company’s Knowledge, the other party thereto, and is in full force and effect; (ii) the consummation of the transactions contemplated by this Agreement, including the Merger, will not affect the terms, validity or enforceability of such Listed Contract against the Surviving Corporation or any Subsidiary of the Company and, to the Company’s Knowledge, the other party thereto; (iii) neither the Company nor any of its Subsidiaries is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by the Company or any of its Subsidiaries, or permit termination or acceleration by the other party, under any Listed Contract; (iv) as of the date of this Agreement, and to the Company’s Knowledge, no other party to any Listed Contract is in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred which, with the passage of time or giving of notice or both, would constitute such a breach or default by such other party, or permit termination or acceleration by the Company or any of its Subsidiaries, under such Listed Contract; and (v) the consummation of the transactions contemplated by this Agreement, including the Merger, will not obligate the Company or any of its Subsidiaries to make any payments thereunder.

5.10

Proprietary Rights.

(a)

Section 5.10(a) of the Company Disclosure Schedule sets forth a list of all patents or other registrations for Proprietary Rights and pending patent applications and applications for registration of other Proprietary Rights, including domain names in each case, owned or filed by the Company or any of its Subsidiaries (“Registered Proprietary Rights”).  Except as set forth on Section 5.10(a) of the Company Disclosure Schedule, to the Knowledge of the Company, all Registered Proprietary Rights are valid and all maintenance payments are current thereon.  The Company and its Subsidiaries solely own or have valid rights to use pursuant to a valid and enforceable license agreement set forth on Schedule 5.10(b), all Proprietary Rights necessary for the operation of the Business (collectively, the “Company Intellectual Property”), and the Company Group’s interest in all such Proprietary Rights is valid, enforceable and subsisting.  No current or former owner, employee, consultant or independent contractor of the Company or any of its Subsidiaries has given written notice to the Company or any of its Subsidiaries or, to the Knowledge of the Company has threatened, that he, she or it has any right, title or interest in or to any Company Intellectual Property and, to the Knowledge of the Company, no such Person has claimed any right, title or interest in or to any Company Intellectual Property.  The Company takes commercially reasonable measures to protect, maintain and enforce the Company Intellectual Property.

(b)

Section 5.10(b) of the Company Disclosure Schedule sets forth a list of all (i) agreements other than Listed Contracts under which any third party has been granted a license to use any Proprietary Rights owned by the Company or any of its Subsidiaries (other than customer contracts) and (ii) agreements other than Listed Contracts under which any third party has granted to the Company or any of its Subsidiaries a license to use any Proprietary Rights (other than licenses for commercially available software, with a replacement cost or aggregate annual license, subscription and maintenance fees of less than $50,000) material to the Business.

(c)

Except as set forth on Section 5.10(c) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) there are no pending claims against the Company or any of its Subsidiaries contesting the ownership, validity or use of any Company Intellectual Property or claiming that the Company or any of its Subsidiaries has infringed the Proprietary Rights of any third party, and (ii) no third party is infringing any material proprietary Rights owned by the Company.

(d)

Except as set forth of Section 5.10(d) of the Disclosure Schedule, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disclosed any material confidential information of the Company to any third party other than pursuant to a confidentiality agreement pursuant to which such third party agrees to protect such confidential information or otherwise in accordance with the Company’s and its Subsidiaries’ reasonable business practices.

(e)

The Company owns all right, title and interest in and to the Software (including the exclusive right to license, sell, exploit and charge others for the use of the Software and all derivative works thereof, except permitted use in applications), free and clear of any Liens.  The Company possesses the complete source code of the Software and all Design Documentation. Each author, or other contributor to the development of the Software, made his contribution to the Software within the scope of employment or engagement with the Company, as a “work made for hire” (or has otherwise assigned all rights in and to the Software to the Company) and was directed by the Company to work on the Software. To the Knowledge of the Company, (i) there are no defects in the Software, and (ii) there are no errors in any Design Documentation, which defects or errors could materially affect any licensee’s use of the Software or the functioning of the Software in accordance with the specifications for the Software published by the Company.  Section 5.10(e) of the Company Disclosure Schedule  is a complete and accurate list of: (A) any Public Software integrated into the Software or used by the Company in the development of the Software; (B) a list of the Open License Terms applicable to each such Public Software or a reference to where the Open License Terms may be found (e.g., a link to a site that has the applicable Open License Terms); and (C) how Public Software is linked to or with or used within the Company Software (e.g., dynamically, statically, etc.).  Except as set forth in Section 5.10(e) of the Company Disclosure Schedule, the Company has only used the Public Software internally, and has not modified any such Public Software or distributed any such Public Software, in whole or in part, with any Software in a manner that would require the Company or any of its Subsidiaries to distribute any source code for company products to any third party.  The Company is in compliance in all material respects with all Open License Terms applicable to any Public Software licensed to or used by the Company either as incorporated in Software or otherwise in connection with the Business.  The Company has not received any written notice in connection with the Business alleging that the Company is in violation or breach of any Open License Terms.

(f)

The Company Group has taken all commercially reasonable steps to safeguard the information technology systems utilized in the operation of the Business, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus,” or other Software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

(g)

The Company Group has materially complied with and the Business, as currently conducted, is in material compliance with, all Data Laws.  The Company Group has materially complied with, and is presently in material compliance with, its policies applicable to data privacy, data security, or personal information.  Neither the Company nor any of its Subsidiaries has any Knowledge of any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, including without limitation, any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data.

5.11

Governmental Licenses and Permits.

(a)

Section 5.11(a) of the Company Disclosure Schedule contains a complete listing of all material Governmental Licenses used by the Company Group in the conduct of the Business.  Except as indicated on Section 5.11(a) of the Company Disclosure Schedule, the Company and its Subsidiaries own or possess all right, title and interest in and to all of the Governmental Licenses that are necessary to own and operate the Business as presently conducted, all of which are in full force and effect, and no suspension, non-renewal, amendment, restriction, limitation or cancellation of any of such Governmental Licenses is, to the Knowledge of the Company, pending or threatened.  The Company and each of its Subsidiaries is in material compliance with the material terms and conditions of such Governmental Licenses and, since January 1, 2011, has not received any written notices that it is in violation of any of the terms or conditions of such Governmental Licenses.

(b)

There are no: (i) written agreements, consent agreements, memoranda of understanding, commitment letters, cease and desist orders, or similar undertakings to which the Company or any of its Subsidiaries is a party, on the one hand, and any Governmental Authority is a party or addressee, on the other hand, (ii) decree, directive, order, writ, judgment, stipulation, determination, decision, award, injunction, temporary restraining order, cease and desist order or other order by, or any capital plan, supervisory agreement or memorandum of understanding with any Governmental Authority (each, an “Order”) of or supervisory letters from a Governmental Authority specifically with respect to the Company or any of its Subsidiaries, or (iii) resolutions or policies or procedures adopted by the Company or any of its Subsidiaries at the request of a Governmental Authority, that (A) limit in any material respect the ability of the Company or any of its Subsidiaries to conduct its business as currently being conducted or as contemplated by the parties hereto to be conducted following the Closing, (B) in any manner impose any requirements on the Company or any of its Subsidiaries that materially add to or otherwise materially modify in any respect the requirements imposed under applicable laws, (C) require the Company or any of its Subsidiaries or any of its divisions to make capital contributions or make loans to another division or affiliate of the Company or any of its Subsidiaries or (D) in any manner relate to the ability of the Company or any of its Subsidiaries to pay dividends.

5.12

Litigation; Proceedings.  Except as set forth on Section 5.12 of the Company Disclosure Schedule, there are no material actions, suits, proceedings, hearings, orders, investigations, complaints or claims pending or, to the Company’s Knowledge, threatened against the Company, its Subsidiaries or any of their assets or the Business, or, to the Knowledge of the Company, against any of their respective officers, directors, managing members, managers or general partners (in their capacities as such).  There is no material Order binding against the Company or any of its Subsidiaries or any of their respective properties, rights or assets or, to the Knowledge of the Company, any of their respective officers, directors, managing members, managers or general partners (in their capacities as such), that prohibits, prevents, enjoins, restricts or materially alters or delays any of the transactions contemplated by this Agreement (including the Merger).  The Company and each of its Subsidiaries are in material compliance with all Orders applicable to the Company and its Subsidiaries.

5.13

Compliance with Laws.  Except as set forth on Section 5.13 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all applicable statutes, laws, ordinances, codes, rules, regulations and requirements of any Government Authority, in each case as currently enforced by the applicable Government Authority, with respect to the conduct of the Business or the ownership, or operation of its Business, properties and assets.  Since January 1, 2011, no written notice has been received by the Company or its Subsidiaries alleging a violation of or liability under any such law, rule or regulation which is pending or remains unresolved.

5.14

Employees.

(a)

During the past twelve (12) months, there has been:  (i) to the Knowledge of the Company, no labor union organizing or attempting to organize any employee of the Company or any of its Subsidiaries into one or more collective bargaining units; and (ii) no labor dispute, strike, work slowdown, work stoppage, lock out or other collective labor action by or with respect to any employees, managers or consultants of the Company or any of its Subsidiaries pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other agreement with any labor organization applicable to the employees, managers or consultants of the Company or any of its Subsidiaries and no such agreement is currently being negotiated.

(b)

Except as set forth on Section 5.14 of the Company Disclosure Schedule, the Company and each of its Subsidiaries:  (i) is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, including laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, (ii) have not received written notice or, to the Knowledge of the Company, any other form of notice, that there is any unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending, (iii) is not liable for any arrears of wages or any penalty for failure to comply with the payment of wages and (iv) is not liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits or social security benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business).  There are no audits, investigations, charges, complaints, lawsuits, arbitrations, administrative proceedings, or other actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective employees, managers, consultants or former employees brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship..

(c)

As of the date of this Agreement, no employee of the Company or its Subsidiaries set forth on the “Key Employees Schedule” has informed the Company or any of its Subsidiaries orally or in writing that such employee currently intends to terminate its employment relationship as a result of the Company’s entry into this Agreement or the consummation of the Merger or any other transactions contemplated hereby.

5.15

Employee Benefit Plans.

(a)

Except as set forth on Section 5.15 of the Company Disclosure Schedule, with respect to current or former employees of the Company and its Subsidiaries, neither the Company nor any of its ERISA Affiliates maintains, contributes to or has any obligation to contribute to, or, to the Company’s Knowledge, have any material liability with respect to any (i) qualified defined contribution or defined benefit plans (whether or not terminated) which are employee pension benefit plans (as defined in Section 3(2) of ERISA) (the “Employee Pension Plans”); (ii) ongoing or terminated funded or unfunded employee welfare benefit plans (as defined in Section 3(1) of ERISA) (“Employee Welfare Plans”); or (iii) material plan, policy, program or arrangement which provides nonqualified deferred compensation benefits or any other material program, plan, policy or arrangement which provides any health, life, disability, accident, vacation, tuition reimbursement or other fringe benefits (“Other Plans”).  Except as set forth on Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries participates in or contributes or has any liability with respect to any (I) plan subject to Section 302 or Title IV of ERISA, or Section 412 of the Code; (II) multiemployer plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”); (III) “single employer plan” (as defined under Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under ERISA Section 4063 or 4064 (a “multiple employer plan”); (IV) “voluntary employees’ beneficiary association” (as defined under Section 501(c)(9) of the Code, including on account of an ERISA Affiliate); or (V) plan subject to Section 409A of the Code that has resulted in additional taxation under Section 409A or provides indemnification or tax gross-up for such additional taxation.  Neither the Company nor any of its Subsidiaries maintains or has any obligation to contribute to any funded or unfunded Employee Welfare Plan, Multiemployer Plan or Other Plan which provides post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or any similar state law.  Any Employee Pension Plan, any Employee Welfare Plans and any Other Plan shall be referred to herein collectively as the “Employee Plans”.

(b)

The Company and each Subsidiary has made available to the Buyer a copy or description of each Employee Plan and a copy of any applicable amendment, summary plan description, favorable advisory, determination, or opinion letter issued by the IRS, trust document, each annual report on Form 5500 (including any schedule or financial statement) for the most recent three plan years and group insurance contract.

(c)

There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by or on behalf of any Employee Plan or any trusts which are associated with such Employee Plans and none of the Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Authority. To the Knowledge of the Company, no non-exempt “prohibited transaction” (as defined under Section 4975 of the Code or Section 406 or 407 of ERISA) has occurred in relation to any Employee Plan.

(d)

Except as set forth on Section 5.15 of the Company Disclosure Schedule, the Employee Plans have been maintained, funded and administered in all material respects in accordance with their terms and comply in form and in operation in all material respects with the applicable requirements of ERISA and the Code, in each case as currently enforced by the applicable Governmental Authority. Each Employee Pension Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and, to the Knowledge of the Company, no condition exists that would reasonably be expected to adversely affect that determination. Except as would not reasonably be expected to result in a material liability to the Company, each person who provides services to the Company or any ERISA Affiliates who is classified as an independent contractor or non-employee for any purpose is properly classified.

(e)

Except as provided otherwise under this Agreement or as set forth on Section 5.15 of the Company Disclosure Schedule, the consummation of the transactions contemplated in this Agreement shall not (i) entitle any current or former director, employee, or consultant of the Company or any ERISA Affiliate to severance pay, unemployment compensation, or any other payment, (ii) accelerate the time of payment or vesting, increase the amount of compensation due, or result in the forgiveness of any indebtedness with respect to any such director, employee, or contractor, unless required by law, or (iii) result in an “excess parachute payment” (as defined under Section 280G of the Code).

(f)

This Section 5.15 contains the sole and exclusive representations and warranties of the Company with respect to any matters relating to employee benefits, including any arising under any Employee Plans.

5.16

Insurance.  Section 5.16 of the Company Disclosure Schedule sets forth a complete list of each material insurance policy, and its respective coverage amount, premium and deductible, to which the Company and each of its Subsidiaries is currently a party, a named insured or otherwise the beneficiary of coverage.  The Company and each of its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company and such Subsidiary that are customary for companies of similar size in the industry and locales in which the Company and such Subsidiary operates to insure their respective operations and the loss(es) therefrom.  With respect to each current insurance policy listed on Section 5.16 of the Company Disclosure Schedule: (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) the Company and any of its Subsidiaries, as applicable, is not in any material respect, in breach of or default under, and the Company or any of its Subsidiaries, as applicable, has not taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default any such policy, (c) no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination has been received with respect to any such policy, and the Company knows of no reason that would reasonably be expected to result in the cancellation or modification in any material respect of any such insurance policy as a result of the transactions contemplated hereby, including the Merger.

5.17

Tax Matters.

(a)

Except as set forth in Section 5.17 of the Company Disclosure Schedule, the Company and its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authorities all material Tax Returns required to be filed by, or with respect to, the Company or any of its Subsidiaries on or prior to the Closing Date. All such Tax Returns are true and accurate in all material respects.  Except as set forth in Section 5.17 of the Company Disclosure Schedule, all material Taxes due and payable by the Company and its Subsidiaries shown on any such Tax Return have been timely paid in full.  Each of the Company and its Subsidiaries has properly withheld and paid over to the proper authorities to the extent due and payable all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party.

(b)

Except as set forth in Section 5.17 of the Company Disclosure Schedule:

(i)

neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof;

(ii)

neither the Company nor any of its Subsidiaries (nor any Person acting on behalf of the Company or its Subsidiaries) (A) has entered into an agreement or waiver or requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, which waiver or agreement is still in effect, or (B) is presently contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency;

(iii)

neither the Company nor any of its Subsidiaries is currently the subject of an audit or other examination of Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or, to the Knowledge of the Company, contemplated) nor has the Company or any of its Subsidiaries received any written notices from any taxing authority relating to any issue which could reasonably be expected to affect the Tax liability of the Company or any of its Subsidiaries;

(iv)

no written claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may by subject to taxation by that jurisdiction;

(v)

neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (a) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law), (b) an installment sale or open transaction, (c) a prepaid amount, (d) an intercompany item under Treasury Regulation section 1.1502-13 or an excess loss account under Treasury Regulation 1.1502-19, or (e) change in the accounting method of the Company or any Company Subsidiary pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality;

(vi)

neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group (other than a group of which the Company is or was the parent); and

(vii)

neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing, indemnification or similar agreements in effect as between the Company or any predecessor or Affiliate thereof and any other party under which Buyer, the Company or any of the Company’s Subsidiaries could be liable for any Taxes or other claims of any party (other than any such agreement entered into in the ordinary course of business and not primarily related to Taxes).

(c)

This Section 5.17 contains the sole and exclusive representations and warranties of the Company with respect to any Tax matters, including any arising under any Tax Returns.

5.18

Brokerage.  Except as disclosed on Section 5.18 of the Company Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries.

5.19

Affiliate Transactions.  Section 5.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of the contracts or arrangements in existence as of the date of this Agreement, except for contracts or arrangements related to an employee’s employment with the Company or one of its Subsidiaries, under which there are any existing or future liabilities or obligations between the Company or any of its Subsidiaries, on the one hand, and, on the other hand, any:  (i) present or former employee, officer or director of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any immediate family member of any of the foregoing or (ii) record or beneficial holder of more than five percent (5%) of the outstanding shares of Company Capital Stock (on an as-converted basis) as of the date hereof (each, a “Company Affiliate Transaction”).

5.20

Disclaimer.  Except as expressly set forth in this Article V hereof, the Company makes no representation or warranty, express or implied, at law or in equity and any such other representations or warranties are hereby expressly disclaimed including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose.  Notwithstanding anything to the contrary, (a) none of the Company or the Company Group shall be deemed to make to Buyer or Merger Sub any representation or warranty other than as expressly made by such Person in this Agreement and (b) the Company makes no representation or warranty to Buyer or Merger Sub with respect to (i) any projections, estimates or budgets heretofore delivered to or made available to Buyer, Merger Sub or their respective counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company, or (ii) except as expressly covered by a representation and warranty contained in this Article V, any other information or documents (financial or otherwise) made available to Buyer, Merger Sub or their respective counsel, accountants or advisors with respect to the Company.  Buyer and Merger Sub hereby acknowledge and agree to such disclaimer and that Buyer is purchasing the Company Capital Stock on an “as is, where is” basis, subject to the representations and warranties contained in this Article V.

5.21

Environmental Matters.  The Company and each of its Subsidiaries is in compliance in all material respects with all Environmental Laws relating to the properties or facilities used, leased or occupied by the Company or any of its Subsidiaries (collectively, “Company Facilities”), and no discharge, emission, release, leak or spill of Hazardous Materials has occurred at any Company Facility that has given rise to liability of the Company or any of its Subsidiaries under Environmental Laws.  To the Company’s Knowledge, (a) there are no Hazardous Materials (including without limitation asbestos) present in the surface waters, structures, groundwater or soils of or beneath any Company Facility and each of the Company Facilities complies in all material respects with all Environmental Laws, (b) there neither are nor have been any aboveground or underground storage tanks for Hazardous Materials at the Company Facilities, and (c) no Company or Company Subsidiary employee or other Person has claimed in writing that the Company or any of its Subsidiaries is liable for alleged injury or illness resulting from an alleged exposure to a Hazardous Material.  No civil, criminal or administrative action, proceeding or investigation is pending against the Company or any of its Subsidiaries, or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, with respect to Hazardous Materials or Environmental Laws; and neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that could reasonably form the basis for assertion of a claim against the Company or any of its Subsidiaries or that could reasonably form the basis for liability of the Company or any of its Subsidiaries, regarding Hazardous Materials or regarding actual or potential noncompliance with Environmental Laws.  Neither the Company nor any of its Subsidiaries has used any Company Facilities, nor permitted any Company Facilities to be used, for the treatment, storage or disposal of Hazardous Materials.

5.22

Restrictions on Business Activities.  There is no agreement or Order binding upon the Company or any of its Subsidiaries which has the effect of prohibiting, preventing, restricting or impairing in any material respect any material, current business practice of the Company or any of its Subsidiaries or the conduct of the Business by the Company or any of its Subsidiaries as currently conducted by the Company or any of its Subsidiaries.

5.23

Illegal Payments.  Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any officer, director, managing member, general partner, manager, agent or employee of the Company or any of its Subsidiaries, has made any payment in violation of applicable law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

5.24

Accounts Receivable.  Except as set forth on Section 5.24 of the Company Disclosure Schedule, all accounts receivable of the Company and its Subsidiaries are reflected properly on their books and records, and are valid obligations and bona fide transactions at their recorded amounts subject to the allowances as set forth in the Financial Statements.

5.25

Customers.  Section 5.25 of the Company Disclosure Schedule sets forth a true and complete list of the twenty (20) largest customers of Company and its Subsidiaries, on a consolidated basis, determined by dollar volume of sales, for the fiscal year ended January 31, 2013 (collectively, the “Top Customers”).  From January 31, 2012 to the date of this Agreement, no Top Customer has cancelled or otherwise terminated any contract with any member of the Company Group or, to the Knowledge of the Company, made any threat to the Company or any of its Subsidiaries to cancel, reduce the supply or otherwise terminate its relationship with the Company or any of its Subsidiaries.  As of the date of this Agreement, no Top Customer has informed the Company or any of its Subsidiaries that such Person currently intends to change such relationship because of this Agreement or because of the Merger or any other transactions contemplated hereby, nor, to the Company’s or any of its Subsidiaries’ Knowledge, is there any intent to.

5.26

Information Supplied.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Tender Offer, in either case, will, at the date of its delivery to Buyer for inclusion in the Tender Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by Buyer which is contained in the Tender Offer or other filing made in connection with the transactions contemplated by this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

As an inducement to the Company to enter into this Agreement, except as set forth in the disclosure schedules attached hereto (subject to Section 9.14, the “Buyer Disclosure Schedule”), Buyer and Merger Sub represent and warrant to the Company as of the date hereof as follows:

6.1

Organization and Power.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer and Merger Sub have all requisite corporate power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder.

6.2

Authorization.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement, the other agreements contemplated hereby to which Buyer or Merger Sub is a party and the consummation of the Merger and each of the other transactions contemplated hereby or thereby have been duly and validly authorized by Buyer and Merger Sub, as applicable, and no other act or proceeding on the part of Buyer and Merger Sub, as applicable, or any of their respective boards of directors or shareholders is necessary to authorize the execution, delivery or performance by Buyer or Merger Sub of this Agreement or any other agreement contemplated hereby to which Buyer or Merger Sub is a party or the consummation of any of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by each of Buyer and Merger Sub, and, assuming the due execution and delivery of this Agreement and the other agreements contemplated hereby by the other parties hereto and thereto, the consummation of the transactions contemplated hereby or thereby.  This Agreement has been duly executed and delivered by Buyer and Merger Sub and this Agreement constitutes, and the other agreements contemplated hereby to which Buyer or Merger Sub is a party upon execution and delivery by Buyer and Merger Sub will each constitute, a valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms except as the enforceability hereof or thereof may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights generally and as limited by the availability of specific performance and the other equitable remedies or applicable equitable principles (whether considered in a proceeding at law or in equity).

6.3

No Violations or Conflicts.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the other documents contemplated hereby to which Buyer or Merger Sub is a party, and the consummation of the transactions contemplated hereby, including the Merger, and compliance by Buyer and Merger Sub with any of the provisions hereof or thereof, will not (i) violate, conflict with, result in any material breach of, constitute a material default under, create in any counterparty the right to accelerate, terminate, modify or cancel, or require any notice to any counterparty under any provision of Buyer’s certificate of incorporation, as amended, and bylaws and the equivalent organizational documents of Merger Sub, (ii) require any consent under or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, amendment or acceleration) under, any material contract of Buyer to which Buyer or Merger Sub is a party (each a “Buyer Material Contract”) or by which its assets are bound, (iii) require any authorization, consent, approval, exemption or other material action of by any Governmental Authority under the provisions of any law, statute, rule, regulation, judgment or decree, (iv) result (immediately or with the passage of time or otherwise) in the creation or imposition of any Liens upon any of the properties, rights or assets of Buyer or Merger Sub, (iv) adversely affect the validity of any of the permits, licenses, franchises, grants, authorizations, consents, exceptions, variances, exemptions, orders and other governmental authorizations, certificates and approvals necessary to lawfully conduct the business of Buyer and Merger Sub as presently conducted and to own, lease, and operate their respective assets and properties, (v) adversely affect any of the properties, rights or assets of Buyer or Merger Sub or (vi) subject to obtaining the consents from Governmental Authorities, and the waiting periods referred to therein having expired, and any condition precedent to such consent having been satisfied, conflict with, contravene or violate in any respect any law to which Buyer or Merger Sub or any of their respective assets or properties is subject.

6.4

Governmental Authorities and Consents.  No permit, consent, approval or authorization of, or declaration to or filing with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Agreement by Buyer or Merger Sub or the consummation by Buyer or Merger Sub of the transactions contemplated hereby and thereby except for (a) the filing and recordation of the Certificate of Merger as required by the DGCL, (b) such filings as may be required with the SEC and foreign and state securities laws administrators, and (c) the actions to be taken pursuant to Section 4.6.

6.5

Litigation.  There are no actions, suits, proceedings, orders or investigations pending or, to the best of Buyer’s or Merger Sub’s Knowledge, threatened against or affecting Buyer or Merger Sub, at law or in equity, or before or by any Government Authority which would adversely affect Buyer or Merger Sub’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.6

Investment Intent: Restricted Securities.  Buyer is acquiring the Company Capital Stock solely for Buyer’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Company Capital Stock or dividing its participation herein with others.  Buyer understands and acknowledges that (a) none of the Company Capital Stock has been registered or qualified under the 1933 Act, or under any securities laws of any state of the United States or other jurisdiction, in reliance upon specific exemptions thereunder for transactions not involving any public offering; (b) all of the Company Capital Stock constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Company Capital Stock is traded or tradable on any securities exchange or over-the-counter; and (d) none of the Company Capital Stock may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Company Capital Stock and qualification in accordance with any applicable state securities laws becomes effective or unless such registration and qualification is inapplicable, or an exemption therefrom is available.  Buyer will not transfer or otherwise dispose any of the Company Capital Stock acquired hereunder or any interest therein in any manner that may cause any Securityholder to be in violation of the 1933 Act or any applicable state securities laws.  Buyer is an “accredited investor” as defined in Rule 501(a) of the 1933 Act.

6.7

Brokerage.  Except as disclosed in Section 6.7 of the Buyer Disclosure Schedule, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer or Merger Sub.

6.8

Financing.  Attached hereto as Section 6.8 of the Buyer Disclosure Schedule are true and correct copies of executed commitment letters and redacted fee letters from the financial institutions identified therein (the “Commitment Letters”) to provide, subject to the terms and conditions therein, debt financing to Buyer in the amounts set forth therein (being collectively referred to as the “Financing”).  The Commitment Letters are (i) legal, valid and binding obligations of Buyer and Merger Sub and, to the Knowledge of Buyer and Merger Sub, each of the parties thereto, and (ii) enforceable in accordance with their respective terms against Buyer and Merger Sub and, to the Knowledge of Buyer and Merger Sub, each of the other parties thereto.  Assuming the Financing is funded in accordance with the Commitment Letters, the proceeds received by Buyer or Merger Sub, together with other financial resources of Buyer or the Merger Sub, will be sufficient to pay the amounts required to be paid by Buyer under this Agreement.  The obligations to fund the commitments under the Commitment Letters are not subject to any condition or any other contingency, other than in each case the conditions set forth in the Commitment Letters.  As of the date of this Agreement, neither Buyer nor Merger Sub has any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Buyer or Merger Sub on the Closing Date; provided, that Buyer is not making any representation regarding the accuracy of the representations and warranties set forth in Article V or compliance by the Company with its obligations hereunder.  There are no side letters or other agreements or arrangements to which Buyer or any of its Affiliates is a party related to the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letters and any customary engagement letter and non-disclosure agreements that do not impact the conditionality or amount of the Financing.  Prior to the date hereof, none of the Commitment Letters has been amended or modified, and the respective obligations and commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect.  Each Commitment Letter is in full force and effect as of the date hereof, and has been executed by Buyer and, to the Buyer’s Knowledge, each other Person party thereto.  All commitment and other fees required to be paid by Buyer on or prior to the date hereof under or in respect of the Commitment Letters have been paid.

6.9

Due Diligence Review.  Buyer acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Company Group and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Company in Article V hereof, it is not relying upon any representation or warranty of the Company or any Securityholder or any Affiliate thereof or any officer, director, employee, agent or advisor, or any of them, nor upon the accuracy of any record, projection or statement made available or given to Buyer in the performance of such investigation, (b) it has had access to its full satisfaction to the Company and its books and records, contracts, agreements and documents (including Tax Returns and related documents), and employees, agents and representatives, and (c) it has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.

6.10

Ownership of Merger Sub; No Prior Activities.  Buyer, either directly or indirectly, owns 100% of the issued and outstanding capital stock of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.  Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE VII
TERMINATION

7.1

Termination.  This Agreement may be terminated at any time prior to the Closing only as follows:

(a)

by mutual written consent of Buyer and Merger Sub, on the one hand, and the Securityholders’ Representative, on behalf of the Company, on the other hand;

(b)

by Buyer and Merger Sub providing written notice to the Securityholders’ Representative if there has been a material misrepresentation or material breach of warranty or material breach of covenant on the part of the Company in the representations and warranties or covenants set forth in this Agreement (including, for the avoidance of doubt, if New Information that would identify such a breach has been provided in a Company Update pursuant to Section 4.3) such that any such material breach or material misrepresentation would cause the applicable closing condition set forth in Section 3.2(a) or Section 3.2(b) to not be satisfied (so long as Buyer and Merger Sub have provided the Company and the Securityholders’ Representative with written notice of such material breach or material misrepresentation and the breach or misrepresentation has continued without cure until the earlier of (i) thirty (30) days after delivery of written notice of such breach or misrepresentation, or (ii) the Outside Date);

(c)

by the Securityholders’ Representative (on behalf of the Company) providing written notice to Buyer and the Merger Sub if there has been a material misrepresentation or material breach of warranty or material breach of covenant on the part of Buyer or the Merger Sub in the representations and warranties or covenants set forth in this Agreement such that any such material breach or material misrepresentation would cause the applicable closing condition set forth in Section 3.1(a) or Section 3.1(b) to not be satisfied (so long as the Company or the Securityholders’ Representative has provided Buyer with written notice of such material breach or material misrepresentation and has continued without cure until the earlier of (i) thirty (30) days after delivery of written notice of such breach or misrepresentation, or (ii) the Outside Date);

(d)

by either Buyer, on the one hand, or the Securityholders’ Representative, on behalf of the Company, on the other hand, if the transactions contemplated hereby have not been consummated by April 30, 2013 (the “Outside Date”); provided, that a party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if that party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time; or

(e)

by Buyer and Merger Sub providing written notice to the Securityholders’ Representative if the Written Consent has not been obtained within two (2) Business Days following the execution and delivery of this Agreement.

7.2

Effect of Termination.  In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any of the Company, Buyer or any Securityholder (other than pursuant to this Section 7.2, Section 4.7, the second sentence of Section 8.3, Section 8.4, Section 8.5 and Article IX which shall survive any such termination), except for intentional or willful breaches of this Agreement prior to the time of such termination. If the transactions contemplated by this Agreement are terminated as provided in Section 7.1, Buyer and Merger Sub, on the one hand, and the Company Parties, on the other hand, each acknowledge and agree that all documents, copies thereof, and all other materials received from or on behalf of the other party or any of its Subsidiaries relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, shall continue to be subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

7.3

Waiver of Right to Terminate.  The Securityholders’ Representative, Buyer and the Merger Sub shall be deemed to have waived their respective rights to terminate this Agreement upon consummation of the transactions contemplated hereby.

ARTICLE VIII
ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1

Indemnification.

(a)

Recovery by Buyer Indemnitees.

(i)

Subject to the other limitations in this Article VIII, from and after the Closing, each of the Securityholders (collectively, the “Securityholder Indemnitors”), severally and not jointly (except in the case of the GGC Securityholders, whose obligations shall be joint and several among the GGC Securityholders), in proportion to the applicable percentage set forth on the attached “Securityholders Holdings Schedule” (the “Applicable Percentage”), agrees to indemnify Buyer and Merger Sub and their respective officers, directors, employees, shareholders, agents and representatives (collectively, the “Buyer Indemnitees”) from and against any Losses which such Buyer Indemnitee suffers as a result of: (A) the breach by the Company of any of the representations or warranties set forth in Sections 5.1(a), 5.2, 5.3 or 5.18 hereof (the “Fundamental Representations”); (B) the breach by any member of the Company Group of any covenant or agreement set forth in this Agreement that is to be satisfied by such Person prior to the Closing; (C) Transaction Expenses that arise or otherwise are payable following the determination of the Final Closing Merger Consideration, and which exceed, when added to the Transaction Expenses paid pursuant to Section 2.6(a)(iv)(A), $2,000,000; or (D) any amounts payable to the holders of Dissenting Shares in excess of the amount to which such holders would have otherwise been entitled under Section 2.6 had such holders not exercised their appraisal rights pursuant to Section 262 of the DGCL with respect thereto.

(ii)

The Securityholder Indemnitors shall not be liable with respect to any claim under Section 8.1(a)(i)(A) unless written notice of a possible claim for indemnification specifying in reasonable detail those provisions alleged to have been breached is given by the claiming Buyer Indemnitee to the Securityholders’ Representative before the third (3rd) anniversary of the Closing Date; it being understood that so long as such written notice is given prior to such date, such Fundamental Representations shall continue to survive until such matter is resolved.  All representations and warranties of the Company Group or the Securityholders contained in this Agreement and in any writing or certificate delivered in connection with this Agreement (including any schedule or exhibit attached hereto) or the transactions contemplated hereby (including pursuant to Section 3.2(c)), other than the Fundamental Representations, which shall survive the Effective Time in accordance with the immediately preceding sentence, shall terminate and expire immediately following the Effective Time.

(iii)

In no event will any Securityholder Indemnitor be liable for any Losses of the Buyer Indemnitees in an amount in excess of the proceeds actually received by such Securityholder Indemnitor on account of the sale by such Person of its Company Capital Stock.

(b)

Indemnification by Buyer.

(i)

Subject to the limitations set forth in this Article VIII, Buyer shall indemnify the Securityholders’ Representative, the Securityholders, their respective Affiliates and each of the foregoing’s officers, directors, employees, shareholders, agents and representatives (collectively, the “Securityholder Indemnitees”) and hold each Securityholder Indemnitee harmless against any Loss which any Securityholder Indemnitee suffers, as a result of: (A) the breach of any representation or warranty contained in Article VI hereof; (B) the breach by Buyer or Merger Sub of any covenant or agreement of Buyer or Merger Sub, respectively, contained in this Agreement or the breach by any member of the Company Group of any covenant or agreement of the Company contained in this Agreement required to be performed by the Company Group from and after the Closing, and (C) Buyer’s (direct or indirect) ownership of the equity of the Company Group and the conduct of the Business from and after the Closing Date.

(ii)

Buyer shall not be liable with respect to any claim under Section 8.1(b)(i)(A) unless written notice of a possible claim for indemnification specifying in reasonable detail those provisions alleged to have been breached is given by the claiming Securityholder Indemnitee to Buyer before the Buyer Survival Date, it being understood that so long as such written notice is given prior to the Buyer Survival Date, such representations and warranties and covenants shall continue to survive until such matter is resolved.  For purposes of this Agreement, the term “Buyer Survival Date” shall mean the date that is thirty (30) days following the completion of the audit of the Company’s financial statements for the fiscal year ending January 31, 2014; provided, however, that the Buyer Survival Date with respect to any Loss resulting from a breach of the representations and warranties of Buyer and Merger Sub set forth in Sections 6.1 or 6.2 shall mean the date that the statute of limitation with respect thereto shall expire, plus 60 days.

(c)

Procedures.

(i)

Notice of Claim.  Any indemnified party making a claim for indemnification pursuant to Section 8.1(a) or (b) (an “Indemnified Party”) must give the Securityholders’ Representative or Buyer, as the case may be, prompt written notice of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by a third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, however, that the failure to notify or delay in notifying the Securityholders’ Representative or Buyer, as the case may be, will not relieve the indemnifying party (whether the Securityholders or Buyer) (the “Indemnifying Party”) of its obligations pursuant to Section 8.1(a) or (b), except to the extent that such Indemnifying Party is materially prejudiced as a result thereof.

(ii)

Control of Defense; Conditions.  With respect to the defense of any Proceeding against or involving an Indemnified Party in which the claimant seeks the recovery of a sum of money for which indemnification is provided, at its option the Indemnifying Party may appoint as lead counsel of such defense a legal counsel of national standing selected by the Indemnifying Party.  The Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense and settlement of any Proceeding if any of the following conditions are satisfied: (A)  the Indemnifying Party fails to actively and diligently defend such Proceeding, (B) the Indemnifying Party cannot demonstrate that it has the financial resources sufficient to satisfy any Losses and the cost of defense; or (C) the Indemnified Party shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests could be in conflict with those of the Indemnifying Party.

(iii)

Control of Defense; Exceptions, etc.  The Indemnified Party will be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose at its own expense, with the Indemnified Party obligated hereby to provide reasonable cooperation with the Indemnifying Party in the defense of claims or litigation, including by making employees, information, and documentation reasonably available.

(iv)

Settlement of Claims.  The Indemnifying Party must obtain the prior written consent of the Indemnified Party (which will not be unreasonably withheld) prior to entering into any settlement of any claim or Proceeding or ceasing to defend any claim or Proceeding unless the proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief on the Indemnified Party, and the Indemnified Party will not settle any claim for which it has sought or is seeking recovery from any Securityholder Indemnitor without the Indemnifying Party’s prior written consent.

(d)

Net Recovery.  The amount of any Loss shall be net of any amounts actually recovered by the Indemnified Party under insurance policies, indemnities, reimbursement arrangements or contracts pursuant to which or under which such Person or such Person’s Affiliates is a party or has rights (“Alternative Arrangements”) with respect to such Loss.  The amount of any Loss claimed by any Indemnified Party hereunder shall be reduced to the extent of any Tax savings or benefits actually realized by any Indemnified Party or its Subsidiaries that is attributable to any deduction, loss, credit or other Tax benefit resulting from or arising out of such Loss, but solely in the Tax year of such Loss or any previous Tax year.  If the amount to be netted pursuant to this Section 8.1(d) from any payment required pursuant to this Section 8.1 is determined only after such payment, the Indemnified Party shall repay the Indemnifying Party (or the Securityholders in case of amount recovered by Buyer or the Company or any of their Affiliates) promptly (but in any event within five (5) Business Days after such determination) any amount that the Indemnifying Party would not have had to pay pursuant to this Section 8.1 had such determination been made at the time of such payment.

(e)

Payments.  Any payment pursuant to a claim for indemnification shall be made not later than thirty (30) days after receipt by the Indemnifying Party of written notice from the Indemnified Party stating the amount of the claim, unless the claim is subject to defense as provided in Section 8.1(c) or is a dispute, claim or controversy which is the subject of an unresolved judicial proceeding, or the claim is disputed by the Indemnifying Party and such dispute remains unresolved, in which case payment shall be made not later than thirty (30) days after the amount of the claim is finally determined or any such dispute is resolved.  All indemnification payments made under this Agreement shall be treated for Tax purposes only as an adjustment to the Merger Consideration.

(f)

Mitigation.  Each Indemnified Party acknowledges that nothing in this Agreement shall modify such Indemnified Party’s applicable common law duties to mitigate Losses in respect of any indemnifiable breach hereunder, except as otherwise expressly provided herein.

(g)

Exclusive Remedy.  Each of the parties hereto acknowledges and agrees that from and after the Closing, the indemnification provisions in this Article VIII shall be the exclusive remedy of the Buyer Indemnitees and the Securityholder Indemnitees with respect to any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of or relating to this Agreement and the transactions contemplated hereby, except in the case of remedies for actual fraud.  After the consummation of the Closing, no party to this Agreement or its Affiliates may seek the rescission of the transactions contemplated by this Agreement.

(h)

Subrogation.  After any indemnification payment is made pursuant to this Article VIII, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Losses to which such payment relates.  Without limiting the generality of the preceding sentence, any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request of the Indemnifying Party, any instrument reasonably necessary to evidence such subrogation rights.

8.2

Mutual Assistance.  Each of the parties hereto agrees that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by any of the parties hereto in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.  Subsequent to the Closing, each of the parties hereto will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested, in each case at their own cost and expense.

8.3

Expenses.  Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated, it being understood and agreed that the Company shall be solely responsible for all costs and expenses associated with obtaining any third party consents in connection with the transactions contemplated by this Agreement.

8.4

Transfer Taxes; Recording Charges.  Notwithstanding anything to the contrary in this Agreement, all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid one-half by Buyer and one-half by the Securityholders (severally and not jointly (except in the case of the GGC Securityholders, whose obligations shall be joint and several among the GGC Securityholders), in proportion to their respective Applicable Percentages) when due, and Buyer will, at its own expense, make all necessary filings with respect to all such Taxes, fees and charges.

8.5

Securityholders’ Representative.

(a)

By virtue of its approval of the Merger or submission of the Transmittal Documentation (as applicable), each Securityholder designates and appoints the Securityholders’ Representative as such Securityholder’s agent and attorney-in-fact with full power and authority to take any and all actions that the Securityholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Securityholders, as fully as if each Securityholder was acting on its own behalf, including full power and authority on such Securityholder’s behalf (i) to give and receive notices and communications and to accept service of process on behalf of such Securityholder, (ii) to authorize, negotiate, compromise, settle, agree to and otherwise handle any adjustments to the Merger Consideration under this Agreement, (iii) to agree to, negotiate, enter into settlements and compromises of, and comply with judgments or order of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Buyer Indemnitee against any Securityholder or by any Securityholder against any Buyer Indemnitee, or any other dispute between any Buyer Indemnitee and any Securityholder, in each case relating to this Agreement or the transactions contemplated by this Agreement, (iv) to consummate the transactions contemplated herein, (v) to pay such Securityholder’s portion of the Transaction Expenses (whether incurred on or after the date hereof) and to retain amounts from the Merger Consideration for the purpose of paying expenses incurred by it pursuant to matters arising out of this Agreement or satisfying any post-Closing adjustment(s) to the Merger Consideration, (vi) to disburse any funds received hereunder to each Securityholder, (vii) to execute and deliver any Certificates and execution of such further instruments as may be delivered to Buyer, (viii) to interpret all of the terms and provisions of this Agreement and to consent to, execute and deliver any amendment or waiver hereof on behalf of each such Securityholder, (ix) to take all other actions to be taken by or on behalf of such Securityholder in connection herewith, (x) to authorize payments to be made with respect to this Agreement, (xi) to deal with Buyer under this Agreement with respect to all matters arising under this Agreement, (xii) to take any and all other actions specified in or contemplated by this Agreement, and to engage counsel, accountants or other agents in connection with the foregoing matters, (xiii) to obtain reimbursement (whether or not out of the Securityholders’ Rep Expense Fund) as provided for herein for all out-of-pocket fees and expenses and other obligations of, or incurred by, the Securityholders’ Representative in connection with this Agreement and (xiv) to take all actions that are either necessary or appropriate in the judgment of the Securityholders’ Representative for the accomplishment of the foregoing or are specifically mandated by the terms of this Agreement.  Notices or communications to or from the Securityholders’ Representative will constitute notice to or from each of the Securityholders for all purposes under this Agreement except where the context otherwise requires.

(b)

The Securityholders’ Representative may delegate its authority as Securityholders’ Representative to any one of the Securityholders (or their Affiliates) for a fixed or indeterminate period of time upon not fewer than two (2) Business Days’ prior written notice to Buyer in accordance with Section 9.2.  Each successor Securityholders’ Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Securityholders’ Representative, and the term “Securityholders’ Representative” as used in this Agreement includes any successor Securityholders’ Representative.

(c)

A decision, act, consent or instruction of the Securityholders’ Representative acting on behalf of the Securityholders constitutes a decision of all the Securityholders (except where the context otherwise requires) and is final, binding and conclusive upon the Securityholders, and Buyer and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Securityholders’ Representative as being the decision, act, consent or instruction of the Securityholders.

(d)

The Securityholders’ Representative will have no liability to any Person for any act done or omitted under this Agreement as the Securityholders’ Representative while acting in good faith and not in a manner constituting wanton misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.  The Securityholders will severally indemnify and hold harmless the Securityholders’ Representative from and against any Losses the Securityholders’ Representative may suffer as a result of any such action or omission.

(e)

The Securityholders’ Representative will receive no compensation for services as the Securityholders’ Representative.  The Securityholders will reimburse, on a pro rata basis in proportion to their interest in the Merger Consideration, the Securityholders’ Representative for professional fees and expenses of any attorney, accountant or other advisors retained by the Securityholders’ Representative and other reasonable out-of-pocket expenses incurred by the Securityholders’ Representative in connection with the performance of the Securityholders’ Representative’s duties under this Agreement.  An amount equal to $250,000 (the “Securityholders’ Rep Expense Fund”) will be deducted from the Closing Merger Consideration and delivered to the Securityholders’ Representative at the Closing to be held in trust as a source of such reimbursement for costs and out-of-pocket expenses (including Taxes and costs of professional advisers) incurred by the Securityholders’ Representative for its obligations in connection with this Agreement, with any balance of the Securityholders’ Rep Expense Fund not incurred for such purposes to be returned to the Securityholders on a pro rata basis.

(f)

This appointment and grant of power and authority by the Securityholders to the Securityholders’ Representative pursuant to this Section 8.5 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Securityholder or by operation of law, whether upon the death or incapacity of any Securityholder, or by the occurrence of any other event.

8.6

Tax Matters.

(a)

Preparation and Filing of Tax Returns.  Following the Closing, Buyer shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company and its Subsidiaries.

(b)

Tax Claims.  Following the Closing, Buyer shall have the right to control, and neither the Securityholders’ Representative nor any Securityholder shall have the right to control or participate in, any audit, litigation, claim assessment or other proceeding with respect to Taxes and Tax Returns (each a “Tax Matter”) relating to the Company.

(c)

Section 338 Election.  No party hereto nor any Affiliate thereof shall make an election under Section 338 of the Code or any similar provision of foreign, state or local law in respect of the purchase and sale of the Company Capital Stock or the other transactions contemplated by this Agreement.

8.7

WARN Act Notice.  Buyer shall be solely responsible for providing any notice required under the federal WARN Act or any similar state statute in respect of the termination after the Closing of the employment of any employee of the Company or any of its Subsidiaries located in the United States of America, and shall indemnify and hold the Securityholders harmless from any liability arising from any failure of Buyer to comply fully with the foregoing covenant.

8.8

Directors and Officers Insurance.  After the Closing, Buyer shall, and shall cause the Surviving Corporation, to indemnify, defend and hold harmless, and to continue to provide to any Person who is on the date hereof or who becomes prior to the Closing Date, an officer or director of the Company or any of its Subsidiaries, officers’ and directors’ liability insurance coverage (“D&O Insurance”) with respect to all losses, claims, damages, liabilities, costs and expenses (including attorney’s fees and expenses), judgments, fines, losses, and amounts paid in settlement in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a “D&O Claim”) to the extent that any such D&O Claim is based on, or arises out of the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries at any time prior to the Closing Date or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise at any time prior to the Closing Date, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Closing Date, regardless of whether such Claim is asserted or claimed prior to, at or after the Closing Date, which coverage will be substantially similar to the Company’s and its Subsidiaries’ existing D&O Insurance including, (x) an overall coverage amount not less than the overall coverage amount under the Company’s and its Subsidiaries’ existing D&O Insurance and (y) coverage for liability under the 1933 Act and the 1934 Act in an amount not less than the coverage amounts for such liabilities under the Company’s and its Subsidiaries’ existing D&O Insurance.  For a period of six (6) years after the Closing, Buyer shall not, and shall not permit the Company or any of its Subsidiaries to, amend, repeal or modify (in a manner adverse to the beneficiary thereof) any provision in the Company’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or equivalents) relating to the exculpation or indemnification of any officers or directors, it being the intent of the parties hereto that the officers and directors of the Company and its Subsidiaries on the date hereof shall continue to be entitled to such exculpation and indemnification to the full extent of the law.  On or prior to the Closing Date, the Company, at its sole expense (which expense shall be deemed to be a Transaction Expense) shall purchase for any Person who is on the date hereof, or who becomes prior to the Closing Date, an officer or director of any member of the Company Group officers’ and directors’ Liability “tail” insurance coverage for a period of six (6) years after the Closing with respect to any losses, claims, damages, liabilities, costs and expense in connection with any actual or threatened claim or proceeding that is based on, or arises out of, events occurring prior to the Closing.  Such “tail” insurance coverage shall be deemed to fulfill the Surviving Corporation’s obligations to provide D&O Insurance set forth in the first sentence of this Section 8.8.

8.9

Certain Consents.  Buyer and Merger Sub acknowledge that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts or other agreements to which the Company or one of its Subsidiaries is a party and that such consents have not been obtained and may not be obtained.  Buyer and Merger Sub agree that none of the Company Group or any Securityholder shall have any liability whatsoever to the Buyer Indemnitees (and the Buyer Indemnitees shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of or loss of right under any such contract or other agreement as a result thereof.  Buyer and Merger Sub further agree that no representation, warranty or covenant of any member of the Company Group contained herein shall be breached or deemed breached and no condition of Buyer shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination or loss of right. Any cooperation furnished by the Company Group to Buyer and Merger Sub in obtaining or pursuing any such consents will not include any requirement of the Company, any of its Subsidiaries, or any Securityholder to expend money, commence any litigation or arbitration proceeding, or offer or grant any accommodation (financial or otherwise) to any third party.

8.10

Trust Fund Waiver.  The Company and the Securityholders’ Representative hereby represent and warrant that they have read that certain final Prospectus of Buyer dated April 12, 2011 (the “Prospectus”), and the Company and the Securityholders’ Representative understand that Buyer has established a trust fund (the “Trust Fund”) for the benefit of Buyer’s public stockholders (the “Public Stockholders”) containing the proceeds of its initial public offering (“IPO”) and certain additional proceeds, initially in an amount of Eighty Million Dollars ($80,000,000), for the benefit of the Public Stockholders and certain parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, Buyer may disburse monies from the Trust Fund only: (i) to the Public Stockholders in the event they elect to redeem their shares of Parent Common Stock in connection with the consummation of its initial business combination (as such term is used in the Prospectus) (a “Business Combination”), (ii) to the Public Stockholders if Buyer fails to consummate its Business Combination within twenty-four (24) months following the date of the Prospectus, and (iii) to Buyer after or concurrently with the consummation of its Business Combination.  For and in consideration of Buyer executing this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Securityholders’ Representative hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Fund or any distributions therefrom (except for amounts released to Buyer as set forth in clause (iii) of the first sentence of this Section 8.10), or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”).  Each of the Company and the Securityholders’ Representative hereby irrevocably waives any Claims it may have against the Trust Fund (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Buyer and will not seek recourse against the Trust Fund (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement).  The Company and the Securityholders’ Representative each agree and acknowledge that such irrevocable waiver is material to this Agreement and specifically relied upon by Buyer to induce Buyer to enter into this Agreement, and the Company and the Securityholders’ Representative each further intend and understand such waiver to be valid, binding and enforceable under applicable law.  To the extent the Company or the Securityholders’ Representative commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, monetary relief against Buyer, the Company and the Securityholders’ Representative each hereby acknowledge and agree its sole remedy shall be against funds held outside of the Trust Fund (which may include funds that have been disbursed pursuant to clause (iii) of the first sentence of this Section 8.10 or otherwise) and that such claim shall not permit the Company or the Securityholders’ Representative (or any party claiming on the Company’s or the Securityholders’ Representative’s behalf or in lieu of the Company or the Securityholders’ Representative) to have any claim against the Trust Fund (including any distributions therefrom, other than to Buyer) or any amounts contained therein.  In the event that the Company or the Securityholders’ Representative commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Buyer, which proceeding seeks, in whole or in part, relief against the Trust Fund (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Buyer shall be entitled to recover from the Company and the Securityholders’ Representative the associated legal fees and costs in connection with any such action, in the event Buyer prevails in such action or proceeding.

ARTICLE IX
MISCELLANEOUS

9.1

Amendment and Waiver.  This Agreement may not be amended, altered or modified except by a written instrument executed by Buyer and the Securityholders’ Representative (on behalf of the Securityholders and, prior to the Closing, the Company).  No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.2

Notices.  All notices, demands and other communications to be given or delivered to Buyer, the Company or the Securityholders’ Representative under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by E-mail, facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to the Securityholders’ Representative, or, prior to the Closing, to the Company, then to:

c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attention:         Rajeev Amara
Telephone:       (415) 983-2700
Facsimile No.:  (415) 983-2701
E-mail:               ramara@goldengatecap.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street, Suite 2700
San Francisco, CA 94104
Attention:         Stephen D. Oetgen
                           Jeremy M. Veit
Telephone:       (415) 439-1400
Facsimile No.:  (415) 439-1500
E-mail:               soetgen@kirkland.com
                           jveit@kirkland.com

If to Buyer, or after the Closing, to the Company, then to:

SCG Financial Acquisition Corp.
c/o Sachs Capital Group
615 North Wabash Avenue
Chicago, IL  60611
Attention:  Gregory H. Sachs
Telephone: (312) 784-3960
Facsimile No.:  (312) 784-3966
E-mail: gsachs@sachscapitalgroup.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

77 West Wacker Drive, Suite 2500

Chicago, Illinois  60601

Attention:  Ameer Ahmad
Telephone: (312) 456.1018
Facsimile No.:  (312) 456-8435
E-mail: ahmada@gtlaw.com

9.3

Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.  Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the parties hereto without the prior written consent of Buyer and the Securityholders’ Representative, and any attempted assignment without such prior written consent shall be void; provided, however, that (i) Buyer, Merger Sub and, following the Closing, the Company may assign their rights under this Agreement to their financing sources for collateral security purposes; provided, that no such assignment shall release Buyer, Merger Sub or the Company from their respective obligations hereunder; and (ii) notwithstanding any provision of this Agreement to the contrary, Buyer and Merger Sub may assign and delegate all of their rights and obligations under this Agreement to any entity affiliated with or controlled by Donald R. Wilson; provided that (x) no such assignment and delegation shall release Buyer or Merger Sub from their respective obligations hereunder, (y) it shall be a condition  precedent to any assignment under this clause (ii) that the financing sources identified in the Commitment Letters shall have irrevocably assigned such Commitment Letters to Buyer’s and Merger Sub’s proposed assignee without modification or amendment, and (z) upon any assignment under this clause (ii), the Company, the Securityholders’ Representative and their respective Affiliates, counsel, agents and other representatives shall have no further obligation to Buyer, Merger Sub, Buyer’s and Merger Sub’s proposed assignee or any other Person pursuant to Section 4.6.

9.4

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5

No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person.  The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.  The terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed.  Reference to any Person will include such Person’s predecessors.  The plural will be deemed to include the singular and vice versa.  Use of “or” is not intended to be exclusive unless expressly indicated otherwise.  A defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any Article, Section, Exhibit or Schedule of or to this Agreement.

9.6

Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.7

No Third-Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement (including as set forth in Sections 8.5 and 8.8 above), nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third Persons specifically including employees or creditors of the Company.  Notwithstanding the foregoing, each of the Securityholders is a is third-party beneficiary of this Agreement.

9.8

Complete Agreement.  This document and the documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.9

Counterparts.  This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

9.10

Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, City of New York, State of New York over any suit, action or other proceeding brought by any party arising out of or relating to this Agreement, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.  In the event of any litigation regarding or arising from this Agreement, the prevailing party shall be entitled to recover its reasonable expenses, attorneys’ fees and costs incurred therein or in enforcement or collection of any judgment or award rendered therein.

9.11

Specific Performance, Injunctive Relief.  In addition to and not in derogation of any other remedy available at law (or in equity) for such breach, and subject to the express limitations contained in this Agreement, the parties hereto will be entitled to specific performance, injunctive or other equitable relief in order to enforce their rights under or prevent any violations (whether anticipatory, continuing or future) of the terms hereof with respect to the Merger and the other transactions contemplated hereby in the event of breach prior to the Closing by any other party hereto.  The foregoing sentence will not be construed as a waiver by any party hereto of any right such Person may now have or hereafter acquire to monetary damages from any other party hereto.

9.12

Attorney-Client Privilege and Conflict Waiver.  Kirkland & Ellis LLP has represented the Company, the Securityholders and the Securityholders’ Representative.  All of the parties recognize the commonality of interest that exists and will continue to exist until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing.  Specifically, the parties agree that (a) Buyer shall not, and shall not cause the Company to, seek to have Kirkland & Ellis LLP disqualified from representing any Securityholder or the Securityholders’ Representative in connection with any dispute that may arise between the Securityholders or the Securityholders’ Representative and Buyer or the Company in connection with this Agreement or the transactions contemplated hereby and (b) in connection with any such dispute that may arise between Securityholder or the Securityholders’ Representative and Buyer or the Company, the Securityholders or the Securityholders’ Representative involved in such dispute (and not Buyer or the Company) will have the right to decide whether or not to waive the attorney client privilege that may apply to any communications between the Company and Kirkland & Ellis LLP that occurred before the Closing.

9.13

Waiver of Jury Trial.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.14

Exhibits and Schedules.  The Exhibits and Schedules referred to in this Agreement are incorporated herein by reference and made a part of this Agreement.  The Company Disclosure Schedule shall be subject to the following terms and conditions: (a) any item disclosed in any particular part of the Company Disclosure Schedule shall be deemed to be disclosed in any other part of the Company Disclosure Schedule to the extent its relevance or appropriateness is reasonably apparent; (b) no disclosure of any matter contained in the Company Disclosure Schedule will create an implication that such matter meets any standard of materiality; (c) matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule, it being understood and agreed that such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is material for any purpose; (d) disclosures made in the Financial Statements shall be deemed to be disclosed for purposes of the Company Disclosure Schedule to the extent its relevance or appropriateness is reasonably apparent; (e) disclosures contained in the Company Disclosure Schedule which refer to a document are qualified in their entirety by reference to the text of such document; and (e) headings and introductory language have been inserted on the sections of the Company Disclosure Schedule for convenience of reference only and shall not have the effect of amending or changing the express description of the sections as set forth in this Agreement.

*     *      *      *     *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Buyer” SCG FINANCIAL ACQUISITION CORP. By: /s/ Gregory H. Sachs Name: Gregory H. Sachs Title: Chief Executive Officer
“Merger Sub” SCG FINANCIAL MERGER III CORP. By: /s/ Gregory H. Sachs Name: Gregory H. Sachs Title: Chief Executive Officer
“Company” SYMON HOLDINGS CORPORATION By: /s/ Charles Ansley Name: Charles Ansley Title: President and Chief Executive Officer

“Securityholders’ Representative”

Solely in its capacity as, and for the purposes related to, the Securityholders’ Representative as set forth herein

GOLDEN GATE CAPITAL INVESTMENT FUND II, L.P.

By:

Golden Gate Capital Management II, L.L.C.

Its:

General Partner

By:

/s/ David Dominik

Name:

David Dominik

Title:

Principal Managing Director

{Signature Page to Agreement and Plan of Merger}